Exhibit 10.3

EXECUTION COPY

CREDIT AGREEMENT

Dated as of April 9, 2009

among

ENBRIDGE ENERGY PARTNERS, L.P.,

as Borrower,

The Lenders Party Hereto

BARCLAYS BANK PLC,

as Administrative Agent

and

EXPORT DEVELOPMENT CANADA,

as Documentation Agent

BARCLAYS CAPITAL

as Sole Lead Arranger and Book Runner

EXPORT DEVELOPMENT CANADA

as Arranger

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	24
1.03	Accounting Terms	24
1.04	Rounding	25
1.05	References to Agreements and Laws	25
1.06	Intentionally Blank	25

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		25
2.01	Committed Loans	25
2.02	Borrowings, Conversions and Continuations of Committed Loans	25
2.03	Intentionally Blank	27
2.04	Intentionally Blank	27
2.05	Intentionally Blank	27
2.06	Prepayments	27
2.07	Reduction or Termination of Commitments	27
2.08	Repayment of Loans	28
2.09	Interest	28
2.10	Fees	28
2.11	Computation of Interest and Fees	29
2.12	Evidence of Debt	30
2.13	Payments Generally	30
2.14	Sharing of Payments	32
2.15	Intentionally Blank	33
2.16	Increase in Commitments	33
2.17	Term-Out Option	34

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		35
3.01	Taxes	35
3.02	Illegality	36
3.03	Inability to Determine Rates	36
3.04	Increased Cost and Reduced Return; Capital Adequacy Reserves on Fixed Period Eurodollar Rate Loans	37
3.05	Funding Losses	38
3.06	Matters Applicable to all Requests for Compensation	39
3.07	Survival	39

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		39
4.01	Conditions of Initial Credit Extension	39
4.02	Conditions to all Credit Extensions	41

ARTICLE V. REPRESENTATIONS AND WARRANTIES		41
5.01	Existence, Qualification and Power; Compliance with Laws	41
5.02	Authorization; No Contravention	43
5.03	Governmental Authorization	43
5.04	Binding Effect	43
5.05	Financial Statements; No Material Adverse Effect	43

continued

continued

continued

SCHEDULES

Schedule 2.01  Commitments and Pro Rata Shares

Schedule 5.06  Litigation

Schedule 5.09  Environmental Matters

Schedule 5.13  Subsidiaries and Other Equity Interests

Schedule 7.01  Existing Liens

Schedule 7.03  Existing Indebtedness

Schedule 10.02  Eurodollar and Domestic Lending Offices, Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Loan Note
C	Compliance Certificate
D	Assignment and Assumption Agreement
E	Opinion of Counsel
F	Subordination Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated as of April 9, 2009 is made and entered into by and among ENBRIDGE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BARCLAYS BANK PLC, as Administrative Agent, and EXPORT DEVELOPMENT CANADA, as Documentation Agent.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Assets” has the meaning set forth in the definition of “Incremental EBITDA”.

“Acquired Subsidiary” has the meaning set forth in the definition of “Incremental EBITDA”.

“Acquisition Period” means the period beginning with the date of payment of the purchase price for a Specified Acquisition (the “Acquisition Closing Date”) and continuing through the earliest of (a) the last day of the second fiscal quarter following the quarter in which the Acquisition Closing Date occurs, (b) the date designated by the Borrower as the termination date of such Acquisition Period, or (c) the Quarter End Date on which the Borrower is in compliance with Section 7.13 as such compliance is determined as if such period was not the Acquisition Period. As used in this definition, “Specified Acquisition” means any one or more transactions (a) consummated during a consecutive 9-month period pursuant to which the Borrower or one or more of its Subsidiaries, or any combination of the foregoing, directly or indirectly, whether in the form of capital expenditure, an investment, a merger, a consolidation, an amalgamation or otherwise and whether through a solicitation of tender of equity interests, one or more negotiated block, market, private or other transactions, or any combination of the foregoing, acquires for an aggregate purchase price of not less than $50,000,000 (i) all or substantially all of the business or assets of any other Person or operating division or business unit of any other Person or (ii) more than 50% of the equity interests in any other Person and (b) designated by the Borrower to the Administrative Agent as a “Specified Acquisition” (such designation may be made at any time during an Acquisition Period that began on the Acquisition Closing Date for such Specified Acquisition); provided that following a designation of a Specified Acquisition, the Borrower may not designate a subsequent Specified Acquisition unless, after the end of the most recent Acquisition Period there shall have occurred at least one Quarter End Date on which the Borrower is in compliance with Section 7.13, as such compliance is determined as if such period was not an Acquisition Period. As used in this definition, “Quarter End Date” means the last date of a fiscal quarter.

“Administrative Agent” means Barclays in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form supplied by the Administrative Agent to be completed by the Lenders.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent permitted hereby) and the Lead Arranger, together with their respective Affiliates, and the officers, directors, employees, agents, advisors and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means at any time the sum of the Commitments of all the Lenders under this Agreement.

“Aggregate Commitment Utilization Percentage” means, as of any date of determination, an amount (expressed as a percentage) equal to (a) the aggregate Outstanding Amount of all Loans as of such date divided by (b) the Aggregate Commitments as of such date.

“Applicable Rate” means, for any day with respect to any Loan, (a) in the case of a Fixed Period Eurodollar Rate Loan, a rate per annum equal to the Borrower’s senior credit default swap mid-rate spread provided by Markit through its website for the two-year period commencing on the most recent Spread Determination Date for such Loan and obtained by the Administrative Agent from such website on such Spread Determination Date and (b) in the case of a Base Rate Loan, a rate per annum equal to the greater of (i) the Borrower’s senior credit default swap mid-rate spread provided by Markit through its website for the two-year period commencing on the most recent Spread Determination Date for such Loan and obtained by the Administrative Agent from such website on such Spread Determination Date minus 1.00% and (ii) 0%; provided, that if for any reason such spread is not available on such Spread Determination Date, the term “Applicable Rate” shall mean, with respect to such Loan, the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of three quotations received by the Administrative Agent from prospective swap counterparties reasonably acceptable to the Administrative Agent of the Borrower’s senior credit default swap mid-rate spread for the two-year period commencing on such Spread Determination Date. Each change in the Applicable Rate applicable to Fixed Period Eurodollar Rate Loans or Base Rate Loans shall be effective with respect to all such Loans outstanding on and after the applicable Spread Determination Date until the date immediately preceding the next applicable Spread Determination Date on which the Applicable Rate differs from the previously effective Applicable Rate.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) a Syndicated Lender, (c) an Affiliate of a Lender or a Syndicated Lender or (d) an entity or an Affiliate of an entity that administers or manages a Lender or a Syndicated Lender.

“Arranger” means Export Development Canada.

“Assignee Conditions” means, in relation to any Approved Fund that is financially capable of performing the obligations of a Lender under this Agreement and takes an assignment from the entity that administers or manages such Fund (or an Affiliate or Approved Fund with respect thereto), the conditions as follows: (i) if a Lender assigns to such an Eligible Assignee less than all of its Commitment and the Loans at the time owing to it, any right of such assigning Lender and such assignee to vote as a Lender, or any other direct claim or right against the Borrower in relation to this Agreement, shall be uniformly exercised or pursued by such assigning Lender and such assignee; and (ii) such assignee shall not be entitled to payment from the Borrower under Article III of amounts in excess of those payable to such Lender assignor under such Article (determined without regard to such assignment or transfer).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel but expressly excludes the allocated cost of internal legal services and all disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries and Unrestricted Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income and cash flows for such fiscal year of such Persons.

“Barclays” means Barclays Bank PLC, an English banking corporation.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by Barclays as its “prime rate”; and (c) the Fixed Period Eurodollar Rate for a one (1) month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Such prime rate is a rate set by Barclays based upon various factors including Barclays’ costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced prime rate. Any change in such prime rate announced by Barclays shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the introductory paragraph hereto, and includes its successors and assigns permitted hereby, if any.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, each of (a) New York City and (b) the City of Calgary, Alberta, Canada, and if such day relates to any Fixed Period Eurodollar Rate Loan, it must also be a day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

“Change of Control” shall mean (i) the failure of Enbridge Energy Company, Inc., a Delaware corporation, or any other Person, in each case during the period that such Person is the general partner of the Borrower, to constitute a Wholly-Owned Subsidiary of Enbridge Inc., (ii) the failure of Enbridge Energy Company, Inc. or any other Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of Enbridge Inc. at any time to constitute all of the general partners of the Borrower, (iii) the failure of the Operating Partnership to constitute a Subsidiary of the Borrower or (iv) the failure of any general partner of the Operating Partnership to constitute a Wholly-Owned Subsidiary of the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment” means, as to each Lender, its obligation to make Committed Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or joinder agreement pursuant to which such Person becomes a Lender, as applicable, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

“Committed Loan” has the meaning specified in Section 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated” or “consolidated” when used with reference to a Subsidiary or an Unrestricted Subsidiary means that such Subsidiary or Unrestricted Subsidiary is consolidated for financial reporting purposes in accordance with GAAP.

“Consolidated EBITDA” means, for any period, an amount equal to the sum of (a) Consolidated Net Income for such period, (b) consolidated interest expense deducted in determining such Consolidated Net Income, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income.

“Consolidated Funded Debt” means, as of any date of determination, for the Borrower and its Subsidiaries (for the avoidance of doubt, excluding the Unrestricted Subsidiaries) on a consolidated basis, the sum of (without duplication) the following: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including all Obligations hereunder); (b) that portion of obligations with respect to capital leases that are capitalized in the consolidated balance sheet of the Borrower and its Subsidiaries; and (c) without duplication, the unpaid principal amount of all Guarantee Obligations with respect to Indebtedness of the type specified in subsections (a) and (b) above of Persons other than the Borrower or any of its Subsidiaries and excluding in all cases (i) Qualifying Subordinated Indebtedness owing to an Affiliate of the Borrower and (ii) to the extent included in any of clauses (a) through (c) above, Designated Hybrid Securities.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Subsidiaries (for the avoidance of doubt, excluding the Unrestricted Subsidiaries) from continuing operations (excluding gains or losses resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standard 133, as amended) before extraordinary items (excluding gains or losses from Dispositions of assets) for that period determined on a consolidated basis; provided, for the purposes of the definition of Consolidated Operating Income, Consolidated Net Income shall be calculated by including the Unrestricted Subsidiaries.

“Consolidated Net Worth” means, as to the Borrower at any date, the sum of (i) the amount of partners’ capital of the Borrower determined as of such date in accordance with GAAP, and (ii) Designated Hybrid Securities; provided, there shall be excluded, without duplication, from such determination (to the extent otherwise included therein) the amount of accumulated other comprehensive gain or loss as of such date determined in accordance with GAAP.

“Consolidated Operating Income” means, for any period, (i) the sum of Consolidated Net Income and consolidated interest expense for such period less (ii) the sum of consolidated interest income and consolidated income classified as “Other” for such period, and in each of the foregoing instances, “consolidated” refers to the Borrower, its Subsidiaries and Unrestricted Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound pursuant to which such Person is obligated to perform an agreement or other undertaking.

“Credit Extension” means each of the following: (a) a Borrowing, or (b) a conversion of Committed Loans to Term Loans pursuant to Section 2.17.

“Data Provider” has the meaning specified in Section 10.22(c).

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Fixed Period Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Delegate” means Enbridge Energy Management, L.L.C., a Delaware limited liability company, the delegate of the General Partner, and its successors and permitted assigns.

“Designated Hybrid Securities” means at the end of any fiscal quarter, the outstanding Hybrid Securities at such time in a face amount that does not exceed 15% of Total Capitalization at such time.

“Designated User” shall mean any individual recipient of the Markit Data who is from time to time authorized by a Lender or the Administrative Agent to access and use the Markit Data on behalf of such Lender or the Administrative Agent in connection with this Agreement. For the avoidance of doubt, each Lender or the Administrative Agent may have as many Designated Users within their respective firms (or affiliates thereof) as such Lender or the Administrative Agent, as applicable, so determines for these purposes.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Percentage” means, with respect to any sale or disposition of assets by the Borrower or any Subsidiary, an amount (expressed as a percentage) equal to the Consolidated EBITDA generated by such assets during the four-fiscal-quarter period most recently ended prior to such disposition divided by Consolidated EBITDA for such four-fiscal-quarter period.

“Distribution” for any Person means, with respect to any shares of any capital stock, any units, any partnership interests or other equity securities or ownership interests issued by such Person, (a) the retirement, redemption, purchase, or other acquisition for value of any such securities, (b) the declaration or payment of any dividend on or with respect to any such securities, and (c) any other payment by such Person with respect to such securities.

“Dollar” and “$” means lawful money of the United States of America.

“EBITDA” means for any period and for any Person and its consolidated Subsidiaries the sum of (a) net income of such Person and its consolidated Subsidiaries from continuing operations (excluding gains or losses resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standard 133, as amended) before extraordinary items (excluding gains or losses from dispositions of assets), and (b) to the extent deducted in determining net income of such Person and its consolidated Subsidiaries (i) all interest expense plus the portion of rent expense of such Person under capitalized leases that is treated as interest in accordance with GAAP, (ii) the amount of taxes, based on or measured by income, and (iii) the amount of depreciation and amortization expense, in each case of such Person and its consolidated Subsidiaries for such period.

“Eligible Assignee” means any Person that meets all of the requirements to be an assignee under Section 10.07(b)(iii), and is not precluded by Section 10.07(b)(v) and 10.07(b)(vi) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Enbridge Inc.” means Enbridge Inc., a corporation incorporated under the federal laws of Canada.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.

“EPRM” means Enbridge Partners Risk Management, L.P., a Delaware limited partnership, and a Wholly-Owned Subsidiary of the Borrower.

“EPRM Swap Contracts” means Swap Contracts to which EPRM is a counterparty, provided that (a) no other Subsidiary of the Borrower is a counterparty thereto or has Guarantee Obligations with respect thereto, (b) EPRM engages in no business other than the entry into Swap Contracts and related documents, instruments and agreements, and the performance of obligations and duties, the taken of actions, and the exercise of rights, privileges, interests or benefits under and incidental thereto, and (c) EPRM’s assets consist solely of Swap Contracts and related documents, instruments and agreements, and rights, privileges, interests and benefits thereunder, and other assets related to, or needed or needful for, the performance of obligations, taking of actions or exercise of rights, privileges, interests or benefits thereunder or arising under, or in connection with, revenues and operations with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any rules and regulations issued pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by the Borrower of liability with respect to a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by the Borrower of liability with respect to a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the incurrence by the Borrower of liability with respect to the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the incurrence by the Borrower of liability with respect to an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; and with respect to each of the occurrences described in the presiding clauses (a) through (f), which could reasonably be expected to have a Material Adverse Effect.

“Event of Default” means any of the events or circumstances specified in Article VIII.

“Excess Swap Termination Value” means, as of any quarter-end date of determination, an amount equal to the excess of (a) the net aggregate Swap Termination Value as of such quarter-end date of (i) all Swap Contracts (other than EPRM Swap Contracts) pursuant to which one or more Subsidiaries of the Borrower are obligated as a counterparty and for which no other Subsidiary of the Borrower has a Guarantee Obligation with respect thereto, and (ii) all Swap Contracts for which one or more Subsidiaries of the Borrower has a Guarantee Obligation, in each case without duplication of any such Swap Contracts and Guarantee Obligations with respect thereto over (b) $150,000,000.

“Excluded Subsidiary” means any Subsidiary which is subject to any Excluded Subsidiary Transfer Restrictions; provided, however, that a Subsidiary that is subject to Excluded Subsidiary Transfer Restrictions will not be deemed to be an Excluded Subsidiary by reason of such Excluded Subsidiary Transfer Restrictions if, after giving effect thereto, such Subsidiary is permitted to make the payments, loans, advances and transfers of the type described in clauses (w), (x), (y) and (z) of the definition of Intercompany Restrictions to the Borrower or to at least one other Subsidiary that is not subject to any Excluded Subsidiary Transfer Restrictions that restrict such Subsidiary’s ability to make such payments, loans, advances and transfers to the Borrower.

“Excluded Subsidiary Transfer Restrictions” means restrictions of the type described in clauses (w), (x), (y), or (z) of the definition of Intercompany Restrictions, other than restrictions of the type described in clause (z) which are otherwise excepted by any of clauses (B)(d), (B)(e), (B)(f), (B)(g), or (B)(h) of Section 7.03(a)(i), (a) which are set forth in agreements governing Refinancings of or other amendments to Indebtedness of the Borrower that were not set forth in the agreements governing such Indebtedness prior to such Refinancing or amendment, or (b) which would be Intercompany Restrictions absent the exception set forth in clause (B)(c) of Section 7.03(a)(i).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Barclays on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) that certain letter agreement, dated April 9, 2009, among the Borrower and Barclays and (b) that certain letter agreement, dated April 9, 2009, between the Borrower and Export Development Canada.

“Financial Restrictions” has the meaning specified in Section 6.14.

“Financing Vehicle” has the meaning set forth in the definition of “Hybrid Securities.”

“Fixed Period Eurodollar Rate” means, with respect to any Fixed Period Eurodollar Rate Loan for the Interest Period applicable to such Fixed Period Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Fixed Period Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent in accordance with its usual practice to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Fixed Period Eurodollar Rate Loan being made, continued or converted by the Person then serving as the Administrative Agent and with a term equivalent to such Interest Period would be offered by such Person’s London Branch (or if such Person has no London Branch, by the London Branch of a major financial institution that is reasonably selected by the Administrative Agent and reasonably acceptable to the Borrower) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Fixed Period Eurodollar Rate Loan” means a Loan that bears interest at a rate of interest based on the Fixed Period Eurodollar Rate.

“Foreign Lender” has the meaning specified in Section 10.15.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person (an “Obligor”), means, as of any date of determination, the sum of (without duplication) the following: (a) the outstanding principal amount of all obligations of such Obligor, whether current or long-term, for borrowed money, (b) that portion of obligations of such Obligor with respect to capital leases that are capitalized in a balance sheet of such Obligor; and (c) without duplication, the unpaid principal amount of all Guarantee Obligations of such Obligor with respect to Indebtedness of the type specified in subsections (a) and (b) above of Persons other than such Obligor.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means Enbridge Energy Company, Inc., a Delaware corporation, and after the date hereof, any one or more Wholly-Owned Subsidiaries of Enbridge Inc. that shall succeed Enbridge Energy Company, Inc. in the capacity as general partner of the Borrower.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Hybrid Securities” means any trust preferred securities or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions issued by the Borrower or a Financing Vehicle. “Financing Vehicle” means a business trust, limited liability company, limited partnership or similar entity (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Wholly-Owned Subsidiaries of the Borrower) at all times by the Borrower, (ii) that has been formed for the sole purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower and (B) payments made from time to time on such subordinated debt. In order for any trust preferred securities or deferrable interest subordinated debt to be considered “Hybrid Securities” for purposes of this Agreement, not later than 20 Business Days prior to the delivery of any Compliance Certificate (or such shorter time period as may be agreed by the Administrative Agent), if the Borrower or any Financing Vehicle has issued any trust preferred securities or deferrable interest subordinated debt that it intends to treat as Hybrid Securities in connection with the calculations set forth on such Compliance Certificate, the Borrower shall have delivered to the Administrative Agent information sufficient to demonstrate that the terms of such trust preferred securities or deferrable interest subordinated debt, as the case may be, meet the criteria set forth in this definition.

“Incremental EBITDA” means, (i) as to any Person which becomes a Subsidiary (an “Acquired Subsidiary”) as a result of an acquisition by the Borrower or a Subsidiary of such Acquired Subsidiary, EBITDA of such Person for the four full quarters ending immediately prior to the acquisition of such Acquired Subsidiary, or (ii) in regard to the acquisition of all or substantially all of the business or assets of any Person or the operating division or business unit of any Person (an “Acquired Asset”) by the Borrower or a Subsidiary, EBITDA with respect to the Acquired Asset for the four full quarters ending immediately prior to the acquisition of such Acquired Asset, as reasonably determined by the Borrower and reasonably acceptable to the Administrative Agent.

“Indebtedness” means, as to any Person at a particular time, all of the following (without duplication):

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)        any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c)        Intentionally Blank;

(d)        whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services except trade accounts payable arising in the ordinary course of business of such Person, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)        capital leases;

(f)        all Guarantee Obligations of such Person in respect of any of the foregoing; and

(g)        for the purposes of determining compliance with the applicable provisions of Sections 7.15 or 7.16, obligations of such Person under Swap Contracts, and Guarantee Obligations of such Person in respect of Swap Contracts, but only to the extent of Excess Swap Termination Value. For purposes of Section 7.15, Indebtedness of the Non-OLP Subsidiaries shall be calculated quarterly and include the Non-OLP Subsidiaries’ Ratable Share of Excess Swap Termination Value as of the relevant quarter-end date of determination, and for purposes of Section 7.16, Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries shall be calculated quarterly and include the Operating Partnership’s and the Operating Partnership Subsidiaries’ Ratable Share of Excess Swap Termination Value as of the relevant quarter-end date of determination.

For all purposes hereof, the Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person by its governing agreements and applicable law except for customary exceptions acceptable to the Required Lenders. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any net obligation under any Swap Contract, and the amount of any Guarantee Obligations in respect of any Swap Contract, on any date shall be deemed to be the Swap Termination Value of such Swap Contract as of such date.

“Indemnitees” has the meaning set forth in Section 10.05(a).

“Intercompany Restrictions” has the meaning set forth in Section 7.03(a)(i).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Fixed Period Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, with respect to any Fixed Period Eurodollar Rate Loan, the period commencing on the date such Fixed Period Eurodollar Rate Loan is disbursed or converted to or continued as a Fixed Period Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)         any Interest Period applicable to any Fixed Period Eurodollar Rate Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)        any Interest Period applicable to any Fixed Period Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (i) above, end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)       no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger” means Barclays Capital, the investment banking division of Barclays, as sole lead arranger and bookrunner.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, security interest or any other arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, a deposit arrangement and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction) for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners, including, if applicable, the interest of a purchaser of accounts receivable but excluding the title of the lessor under any operating lease.

“Loan” means a loan made by a Lender to Borrower pursuant to Article II of this Agreement, in the form of a Committed Loan or, if the Borrower elects its Term-Out option pursuant to Section 2.17, a Term Loan, each of the foregoing types of Loans being mutually exclusive of the other type of Loan.

“Loan Documents” means this Agreement, each Note, each Fee Letter, each Loan Notice and each Compliance Certificate.

“Loan Notice” means written or telephonic notice of (a) a Borrowing of Committed Loans, (b) a conversion of Committed Loans or Term Loans, as the case may be, from one Type to the other, or (c) a continuation of Committed Loans or Term Loans, as the case may be, as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or if telephonic, shall be immediately followed by written notice in the form of Exhibit A; provided, any such telephone notice shall be irrevocable when given notwithstanding that it is required to be so confirmed in writing.

“Markit” means Markit Group, Ltd. and its successors.

“Markit Data” has the meaning specified in Section 10.22(a).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, financial condition, prospects or assets of the Borrower and its consolidated Subsidiaries (other than the Unrestricted Subsidiaries) taken as a whole; (b) a material impairment of the ability of the Borrower to pay any Obligation when due or otherwise to perform its material obligations under this Agreement or any Note; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement or any Note.

“Material Project” means any capital construction or expansion project of the Borrower or its Subsidiaries, the aggregate capital cost or budgeted capital cost of which, in each case, including capital costs expended prior to the acquisition of any such project by the Borrower or its Subsidiaries, as the case may be, exceeds $25,000,000.00.

“Material Project EBITDA Adjustments” means, with respect to each Material Project:

(A)        prior to the Commercial Operation Date of such Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs) a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts relating to such Material Project (or negotiated settlements in place in connection with such Material Project which the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent have the same effect), the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by the Administrative Agent) which may, at the Borrower’s option, be added to Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date (as used in this Agreement, references to “scheduled Commercial Operation Date” mean the scheduled Commercial Operation Date as reflected in the request from the Borrower to the Administrative Agent for approval of the applicable Material Project EBITDA Adjustments), then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(B)        beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing:

    (i)        no such additions shall be allowed with respect to any Material Project unless:

(a)        at least 20 days prior to the delivery of any Compliance Certificate (or such shorter time period as may be agreed by the Administrative Agent) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.13, the Borrower shall have delivered to the Administrative Agent a written request for Material Project EBITDA Adjustments setting forth (i) the scheduled Commercial Operation Date for such Material Project, (ii) information regarding such scheduled Commercial Operation Date sufficient to demonstrate that such date meets the criteria sets forth in the definition of Commercial Operation Date, (iii) pro forma projections of Consolidated EBITDA attributable to such Material Project, (iv) information, as applicable, regarding (A) customer contracts relating to such Material Project (or negotiated settlements in connection with such Material Project), (B) the creditworthiness of the other parties to such contracts or settlements, as the case may be, (C) projected revenues from such contracts or settlements, as the case may be, (D) projected capital costs and expenses, (E) oil and gas reserve and production estimates, and (F) commodity price assumptions, and (v) such other information previously requested by the Administrative Agent which it reasonably deemed necessary to approve such Material Project EBITDA Adjustments, and

(b)        prior to the date any Compliance Certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and

(ii)        the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 25% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments for acquisitions pursuant to clause (1) of the definition of Pro Forma EBITDA).

“Material Subsidiary” means any Subsidiary that directly or through one or more Subsidiaries (a) owns assets with a book value equal to 10% or more of the book value of the consolidated assets of the Borrower, its Consolidated Subsidiaries and its Consolidated Unrestricted Subsidiaries, (b) contributed 10% or more of Consolidated Operating Income for any fiscal quarter during the four fiscal quarters most recently ended of the Borrower, its Consolidated Subsidiaries and its Consolidated Unrestricted Subsidiaries, or (c) is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on any date of determination. A Subsidiary will be deemed to have become a Material Subsidiary on either (i) the date of its acquisition or formation, if after giving effect to such acquisition or formation, it constitutes a Material Subsidiary, as reasonably determined by the Borrower and reasonably acceptable to the Administrative Agent, or, if applicable (ii) the 75th day following the end of each of the first 3 fiscal quarters of the Borrower or the 120th day following the end of each fiscal year of the Borrower, as applicable, if as of the immediately preceding quarter-end or year-end, as applicable, and based on the financial statements prepared for such ending quarterly or annual period, it constituted a Material Subsidiary, as reasonably determined by the Borrower and reasonably acceptable to the Administrative Agent.

“Maturity Date” means the earlier of (i) the Scheduled Maturity Date or (ii) the date upon which the Commitments may be terminated in accordance with the terms hereof; provided, however, that if the Borrower exercises the Term-Out option pursuant to Section 2.17, the “Maturity Date” shall mean the Term Loan Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof, or if no such successor, any other debt rating agency selected by the Borrower and approved by the Required Lenders.

“Mortgage” shall mean, collectively, the mortgage, security agreement and fixture filings between the Operating Partnership and the Trustee, each dated as of December 12, 1991, as amended, modified or supplemented from time to time and in effect, and covering assets located in Illinois, Indiana, Michigan, Minnesota, New York, North Dakota and Wisconsin.

“Mortgage Note Agreements” shall mean, collectively, those certain Note Agreements, each dated as of December 12, 1991, between the Operating Partnership and each of the respective purchasers of the Mortgage Notes, as amended, modified or supplemented from time to time and in effect.

“Mortgage Notes” shall mean, collectively, the promissory notes aggregating $310,000,000 principal amount issued pursuant to the Mortgage Note Agreements, dated December 12, 1991 and executed by the Operating Partnership, together with and any loan agreement and security documents executed in connection therewith, any and all instruments given in renewal, extension, modification, or rearrangement of or in substitution or replacement for any one or more of the foregoing described promissory notes and other documents, whether given to the original purchaser thereof (or its designee) or any other Person and other documents.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Net Tangible Assets” means tangible assets of the Borrower and its Subsidiaries (for the avoidance of doubt, excluding the Unrestricted Subsidiaries) on a consolidated basis.

“Non-OLP Consolidated Net Income” means, for any period, the net income of the Non-OLP Subsidiaries from continuing operations (excluding gains or losses resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standard 133, as amended) before extraordinary items (excluding gains or losses from Dispositions of assets) for that period.

“Non-OLP Indebtedness Limitation” has the meaning specified in Section 7.15.

“Non-OLP Inter-Company Indebtedness” means Indebtedness owed by a Non-OLP Subsidiary to the Borrower or to a Wholly-Owned Non-OLP Subsidiary (other than, for the avoidance of doubt, an Unrestricted Subsidiary).

“Non-OLP Pro Forma EBITDA” means, for any period, at the time of any determination thereof, without duplication, (a) Non-OLP Consolidated Net Income, plus (b) to the extent actually deducted in determining such Non-OLP Consolidated Net Income, interest expense (and in the case of capital leases the portion of rent expense that is treated as interest in accordance with GAAP), income taxes, depreciation and amortization for the Non-OLP Subsidiaries for such period, calculated on a pro forma basis making adjustments for acquisitions of any Person or all or substantially all of the business or assets of any other Person or the operating division or business unit of any Person made during such period, to the extent not reflected in such Non-OLP Consolidated Net Income.

“Non-OLP Subsidiaries” means Subsidiaries (for the avoidance of doubt, excluding Unrestricted Subsidiaries) of the Borrower other than the Operating Partnership and Operating Partnership Subsidiaries.

“Note” means, a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities and obligations of the Borrower arising under any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding.

“OLP Indebtedness Limitation” has the meaning specified in Section 7.16.

“OLP Inter-Company Indebtedness” means Indebtedness owed by the Operating Partnership or by an Operating Partnership Subsidiary to the Borrower, to the Operating Partnership, or to a Wholly-Owned Operating Partnership Subsidiary (other than, for the avoidance of doubt, an Unrestricted Subsidiary).

“Operating Partnership” means Enbridge Energy, Limited Partnership, a Delaware limited partnership, a Subsidiary of the Borrower.

“Operating Partnership Subsidiary” means any Subsidiary (for the avoidance of doubt, excluding Unrestricted Subsidiaries) of the Operating Partnership.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Outstanding Amount” means with respect to Committed Loans and Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Term Loans, as the case may be, occurring on such date.

“Parent Commitment” means, as of any date of determination, the funding commitment of the Parent Lenders under the Parent Credit Agreement as of such date.

“Parent Commitment Utilization Percentage” means, as of any date of determination, an amount (expressed as a percentage) equal to (a) the aggregate principal balance of all loans outstanding under the Parent Credit Agreement as of such date divided by (b) the Parent Commitment as of such date.

“Parent Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, among the Borrower, the lenders party thereto and Enbridge (U.S.) Inc., a Delaware corporation, as the administrative agent.

“Parent Lenders” means, as of any date of determination, a Person that is a lender party to the Parent Credit Agreement as of such date. The initial Parent Lender shall be Enbridge (U.S.) Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA, and in respect of which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA at any time during the immediately preceding five plan years.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma EBITDA” means, at the time of any determination thereof, without duplication, Consolidated EBITDA for the preceding four quarters ending on such date (the “Subject Period”), calculated on a pro forma basis (1) at the Borrower’s option, making adjustments for acquisitions of any Person or all or substantially all of the business or assets of any other Person or the operating division or business unit of any Person made during such Subject Period, to the extent not reflected in such Consolidated Net Income, (2) at the Borrower’s option, making Material Project EBITDA Adjustments and (3) if the aggregate Disposition Percentage with respect to all sales and other dispositions of assets by the Borrower or any Subsidiary during such Subject Period exceeds 7.5%, making adjustments for all sales and other dispositions of assets by the Borrower or any Subsidiary during such Subject Period; provided that the Borrower shall not be permitted to make any adjustment pursuant to the foregoing clauses (1) and (2) unless such adjustment is also made in the calculation of Consolidated EBITDA (or equivalent term) under the Syndicated Credit Agreement and the Parent Credit Agreement. If any Subsidiary is an Excluded Subsidiary on both (i) the last day of a Subject Period and (ii) on the date (as used in this paragraph, the “Determination Date”) that is the earlier of (x) the date that the Borrower delivers a Compliance Certificate pursuant to Section 6.02(b) for such Subject Period and (y) the date that the Borrower is required to deliver such Compliance Certificate pursuant to Section 6.02(b), then the net income of such Subsidiary shall not be included in the calculation of Consolidated Net Income for such Subject Period and such Subsidiary’s interest expense, income taxes, depreciation and amortization shall not be added to Consolidated Net Income pursuant to clause (b) above. If a Subsidiary is not an Excluded Subsidiary on the last day of the Subject Period, or if such Subsidiary is an Excluded Subsidiary on the last day of a Subject Period but is no longer an Excluded Subsidiary on the Determination Date, then such Subsidiary will not be considered an Excluded Subsidiary during any part of the Subject Period, its net income will be included in the calculation of Consolidated Net Income for the Subject Period to the same extent as if it had not been an Excluded Subsidiary during any part of the Subject Period, and its interest expense, income taxes, depreciation and amortization will be added to Consolidated Net Income pursuant to clause (b) above. For the avoidance of doubt, and by way of an example (but not exhaustive of all other applicable examples), the EBITDA for a Subject Period which is attributable to a Subsidiary, that at any time during that Subject Period was an Excluded Subsidiary, shall nonetheless be included in the Pro Forma EBITDA for such Subject Period if, on either the last day of the Subject Period or the Determination Date such Subsidiary is, for whatever reason, no longer an Excluded Subsidiary, including by reason of discharging the Indebtedness that imposed the applicable Excluded Subsidiary Transfer Restriction or Excluded Subsidiary Transfer Restrictions or having otherwise terminated the application of all related provisions that imposed such restriction or restrictions.

“Pro Rata Share” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the Commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired (on the Revolving Termination Date or otherwise), then the Pro Rata Share with respect to each Lender at any such time shall be the percentage (carried out to the ninth decimal place) of the Outstanding Amount of the Loans represented by the outstanding principal balance of the Loans owing to such Lender. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or joinder agreement pursuant to which such Person becomes a Lender hereunder, as applicable.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Subordinated Indebtedness” means unsecured Indebtedness of the Borrower owing to a Subsidiary or other Affiliate of the Borrower (in each case, other than an Unrestricted Subsidiary) provided that (i) such Indebtedness has a maturity date of at least six months subsequent to the Maturity Date, (ii) interest accruing on such Indebtedness is, at the option of the Borrower payable not in cash but in additional Indebtedness of like tenor and term, (iii) no amortization of principal of such Indebtedness is scheduled prior to the date that is at least six months subsequent to the Scheduled Maturity Date, (iv) no Subsidiary of the Borrower has any Guarantee Obligation or other repayment obligation with respect thereto, and (v) such Indebtedness is expressly subordinated to the Obligations under the Loan Documents pursuant to a subordination agreement in the form of Exhibit F hereto.

“Ratable Share of Excess Swap Termination Value” means, as of any quarter-end date of determination:

(a)        for the Non-OLP Subsidiaries, an amount equal to (i) the sum of (A) the net aggregate Swap Termination Value of all Swap Contracts pursuant to which any Non-OLP Subsidiary is obligated as a counterparty and (B) the net aggregate Swap Termination Value of all Swap Contracts for which any Non-OLP Subsidiary has a Guarantee Obligation, in each case without duplication of any such Swap Contracts and Guarantee Obligations with respect thereto, divided by the sum of (A) the net aggregate Swap Termination Value of all Swap Contracts pursuant to which any Subsidiary is obligated as a counterparty and (B) the net aggregate Swap Termination Value of all Swap Contracts for which any Subsidiary has a Guarantee Obligation, in each case without duplication of any such Swap Contracts and Guarantee Obligations with respect thereto (the “Aggregate Subsidiary Swap Obligations”), times (ii) the Excess Swap Termination Value as of such date; and

(b)        for the Operating Partnership and the Operating Partnership Subsidiaries, an amount equal to (i) the sum of (A) the net aggregate Swap Termination Value of all Swap Contracts pursuant to which any of the Operating Partnership or any Operating Partnership Subsidiary is obligated as a counterparty and (B) the net aggregate Swap Termination Value of all Swap Contracts for which any of the Operating Partnership or any Operating Partnership

Subsidiary has a Guarantee Obligation, in each case without duplication of any such Swap Contracts and Guarantee Obligations with respect thereto, divided by the Aggregate Subsidiary Swap Obligations (as defined in clause (a) above), times (ii) the Excess Swap Termination Value as of such date.

“Refinancing” means, with respect to any Indebtedness, the extension, refinancing, renewal, replacement, defeasance or refunding of such Indebtedness.

“Register” has the meaning set forth in Section 10.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders whose Voting Percentages aggregate to more than 50%.

“Responsible Officer” means the president, chief financial officer, chief accountant, controller, treasurer, assistant treasurer, secretary or assistant secretary of the Borrower, the General Partner or the Delegate.

“Restrictive Agreement” has the meaning set forth in Section 6.14(i).

“Revolving Fee Payment Date” means each of (a) the last Business Day of each March, June, September and December occurring during the period from the Closing Date through the earlier of the Maturity Date and the Revolving Termination Date and (b) the earlier of the Maturity Date and the Revolving Termination Date.

“Revolving Termination Date” has the meaning set forth in Section 2.17.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof, or if no such successor, any other debt rating agency selected by the Borrower and approved by the Required Lenders.

“Scheduled Maturity Date” means April 7, 2010.

“Senior Indenture” means that certain Indenture dated September 15, 1998 providing for the issuance of senior debt securities of the Operating Partnership, which indenture is between the Operating Partnership, as issuer, and JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank, as trustee.

“Spread Determination Date” means, (a) as to any Fixed Period Eurodollar Rate Loan, the day that is two (2) Business Days before the Business Day on which such Eurodollar Loan is made and the last Business Day of each March, June, September and December to occur while such Fixed Period Eurodollar Rate Loan is outstanding, (b) as to any Base Rate Loan, the

Business Day on which such Base Rate Loan is made and the last Business Day of each calendar month to occur while such Base Rate Loan is outstanding and (c) as to the Undrawn Fee Rate, the Closing Date and the last Business Day of each calendar month to occur prior to the earlier of the Maturity Date and the Revolving Termination Date.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. In the definition of “Unrestricted Subsidiaries”, the term “Subsidiary” means each Subsidiary of the Borrower. In all other provisions of this Credit Agreement and the other Loan Documents, the term “Subsidiary” does not include any Unrestricted Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of each Swap Contract, after taking into account the effect of any netting agreement related to such Swap Contract, (a) for any date on or after the date there has been an early termination of the transactions under such Swap Contract and a termination value has been determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a) the amount determined as the mark-to-market value for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract (which may include any Lender).

“Syndicated Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of April 4, 2007, among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent, letter of credit issuer and swingline lender, and any agreement executed in connection with the replacement or refinancing of the credit facility evidenced thereby.

“Syndicated Lender” means, as of any date of determination, a Person that is a lender party to the Syndicated Credit Agreement as of such date.

“Term Loans” means the term loans made by the Lenders pursuant to Section 2.17.

“Term Loan Maturity Date” means the earlier of (i) the date that is one year after the Scheduled Maturity Date and (ii) the date upon which amounts payable under this Agreement are accelerated pursuant to Section 8.02.

“Term-Out” has the meaning set forth in Section 2.17.

“Threshold Amount” means $25,000,000.

“Total Capitalization” means, at any date, the total of (i) Consolidated Funded Debt plus (ii) Consolidated Net Worth.

“Type” means, with respect to a Committed Loan or a Term Loan, as the case may be, its character as a Base Rate Loan or a Fixed Period Eurodollar Rate Loan.

“Undrawn Fee Rate” means, for any day, a rate per annum equal to the lesser of (i) 25.0% multiplied by the Borrower’s senior credit default swap mid-rate spread provided by Markit through its website for the two-year period commencing on the most recent Spread Determination Date with respect to the Undrawn Fee Rate and obtained by the Administrative Agent from such website on such Spread Determination Date and (ii) 1.50%; provided, that if for any reason such spread is not available on such Spread Determination Date, the term “Undrawn Fee Rate” shall mean, for such day, 1.50%. Each change in the Undrawn Fee Rate shall be effective on and after the applicable Spread Determination Date until the date immediately preceding the next applicable Spread Determination Date on which the Undrawn Fee Rate differs from the previously effective Undrawn Fee Rate.

“Unrestricted Subsidiaries” means any Subsidiary of the Borrower that is designated to the Administrative Agent in writing by the Borrower as an Unrestricted Subsidiary after the date hereof; provided, however, that no Subsidiary may be designated as an Unrestricted Subsidiary if, (i) on the effective date of designation, a Default or Event of Default has occurred and is continuing, (ii) the creation, formation or acquisition of such Subsidiary would not otherwise be permitted under Section 7.04 hereof, (iii) the creation, acquisition or formation of such Subsidiary would not be permitted under the Mortgage Note Agreements or any other material contract or agreement to which the Borrower is a party, or (iv) based on the financial statements most recently delivered pursuant to Section 6.01 or the good faith determination by the Borrower, such Subsidiary is a Material Subsidiary. If an Unrestricted Subsidiary becomes a Material Subsidiary, such Subsidiary shall no longer be deemed an Unrestricted Subsidiary.

“Voting Percentage” means, as to any Lender, (a) at any time when the Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Commitments, the percentage (carried out to the ninth decimal place) which the sum of the Outstanding Amount of such Lender’s Loans then constitutes of the Outstanding Amount of all Loans; provided, however, that if any Lender has failed to fund any portion of the Loans required to be funded by it hereunder, such Lender’s Voting Percentage shall be deemed to be zero percent (0%), and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of “Required Lenders” without regard to such Lender’s Commitment or the outstanding amount of its Loans.

“Wholly-Owned” when used to describe a Subsidiary of any Person means that all of the equity of such Subsidiary is wholly owned by such Person, either directly or indirectly through another wholly-owned Subsidiary of such Person.

1.02  Other Interpretive Provisions.

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    (i)        The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)       Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

(iii)      The term “including” is by way of example and not limitation.

(iv)      The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(v)       The verb “continue”, and its usage in correlative forms, with reference to a Default or an Event of Default, shall mean that such Default or Event of Default has occurred and continues and, if applicable, after the passage of the applicable notice or cure period continues uncured, unwaived or otherwise unremedied, or with respect to the event or circumstance giving rise thereto, and after the passage of the applicable notice or cure period, continues uncured, unwaived or otherwise unremedied.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03  Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04     Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05     References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to documents (including the Loan Documents) shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06     Intentionally Blank.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01     Committed Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each, a “Committed Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date (or, if earlier, the Revolving Termination Date); provided, however, that after giving effect to any Borrowing, (i) the aggregate Outstanding Amount of all Loans shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Fixed Period Eurodollar Rate Loans, as further provided herein.

2.02     Borrowings, Conversions and Continuations of Committed Loans.

(a)        Each Borrowing, each conversion of Committed Loans or Term Loans, as the case may be, from one Type to the other, and each continuation of Committed Loans or Term Loans, as the case may be, as the same Type shall be made upon the relevant Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (i) three Business Days prior to the requested date of any such Borrowing of, conversion to or continuation of any such Fixed Period Eurodollar Rate Loans or of any conversion of any such Fixed Period Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Committed Base Rate Loans. Each Borrowing of, conversion to or continuation of any such Fixed Period Eurodollar Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to any such Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Committed Loans or Term Loans, as the case may be, from one Type to the other, or a continuation of Committed Loans or Term Loans, as the case may be, as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans or Term Loans, as the case may be, to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Committed Loans or Term Loans, as the case may be, are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan or Term Loan, as the case may be, in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans or Term Loans, as the case may be, shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Fixed Period Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Fixed Period Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)        Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., New York time, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

(c)        Except as otherwise provided herein, a Fixed Period Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Fixed Period Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Fixed Period Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Fixed Period Eurodollar Rate Loans be converted to Base Rate Loans at the end of the respective Interest Periods therefor, if at the end of such periods, a Default or an Event of Default is then in existence.

(d)        The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Fixed Period Eurodollar Rate Loan upon determination of such interest rate. The determination of the Fixed Period Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in its referenced prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Committed Loans or Term Loans, as the case may be, from one Type to the other, and all continuations of Committed Loans or Term Loans, as the case may be, as the same Type, there shall not be more than 5 Interest Periods in effect with respect to Committed Loans or Term Loans, as the case may be.

2.03        Intentionally Blank.

2.04        Intentionally Blank.

2.05        Intentionally Blank.

2.06        Prepayments.

(a)           The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans or Term Loans, as the case may be, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (A) three Business Days prior to any date of prepayment of Fixed Period Eurodollar Rate Loans, and (B) one Business Day prior to any date of prepayment of Base Rate Loans; (ii) any prepayment of Fixed Period Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Fixed Period Eurodollar Rate Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans or Term Loans, as the case may be, of the Lenders in accordance with their respective Pro Rata Shares.

(b)          If for any reason the Outstanding Amount of all Loans at any time exceeds the Commitments then in effect, the Borrower shall immediately prepay its Loans in an aggregate amount equal to such excess.

2.07        Reduction or Termination of Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate

Commitments. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All undrawn fees and funding fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08  Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date which were made to it.

2.09  Interest.

(a)     Subject to the provisions of subsection (b) below, (i) each Fixed Period Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Fixed Period Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)     In the event any amount due hereunder or under any other Loan Document (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including, without limitation, interest on interest) at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)     Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10    Fees.

(a)      Revolving Period Fees.

  (i)        Undrawn Fee.    The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, an undrawn fee equal to the Undrawn Fee Rate multiplied by the actual daily amount by which the Aggregate Commitments exceed the Outstanding Amount of the Loans. The undrawn fee shall accrue at all times from the Closing Date until the earlier of the Maturity Date and the Revolving Termination Date and shall be due and payable quarterly in arrears on each Revolving Fee Payment Date. The undrawn fee shall be calculated quarterly in arrears, and if there is any change in the Undrawn Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Undrawn Fee Rate separately for each period during such quarter that such Undrawn Fee Rate was in effect. The undrawn fee shall accrue at all times during which it is applicable, including at any such time during which one or more of the conditions in Article IV is not met. Notwithstanding anything in this paragraph to the contrary, the undrawn fee shall cease to accrue on and shall not be payable by Borrower with respect to the unfunded portion of the Commitment of any Lender if such Lender has failed to fund any portion of its Committed Loans within one Business Day following the date required to be funded by it hereunder.

(ii)      Funding Fee.    The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, on each Revolving Fee Payment Date, a funding fee equal to 1.00% multiplied by the average aggregate Outstanding Amount of the Loans during the period from the previous Revolving Fee Payment Date (or, in the case of the first Revolving Fee Payment Date, the Closing Date) through such Revolving Fee Payment Date; provided, that in the case of the first and last Revolving Fee Payment Date, such amount shall be pro rated to the extent such period is less than a full calendar quarter.

(b)    Term-Out Period Fees.

(i)      Term-Out Fee.    If the Borrower exercises its option to Term-Out pursuant to Section 2.17, then on the Revolving Termination Date, Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, an amount equal to 2.00% multiplied by the Outstanding Amount of Loans as of such date.

(ii)      Duration Fee.      If the Borrower has exercised its option to Term-Out pursuant to Section 2.17, then Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share (i) on the 90th day after the Revolving Termination Date, a fee in an amount equal to 0.50% multiplied by the Outstanding Amount of the Loans (if any) as of such date, (ii) on the 180th day after the Revolving Termination Date, a fee in an amount equal to 0.75% multiplied by the Outstanding Amount of the Loans (if any) as of such date, and (iii) on the 270th day after the Revolving Termination Date, a fee in an amount equal to 1.00% multiplied by the Outstanding Amount of the Loans (if any) as of such date.

(c)    Other Fees.    The Borrower shall pay to the Lead Arranger, the Administrative Agent and the applicable Lenders, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letters.

2.11  Computation of Interest and Fees.

Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.12     Evidence of Debt.

The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each such Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by such Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any such Lender, as the case may be, and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall be presumed to be prima facie evidence of such matters absent manifest error. Upon the request of any such Lender, made through the Administrative Agent, such Lender’s Loans may be evidenced by a Note, in addition to such accounts or records. Each such Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

2.13     Payments Generally.

(a)        All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon, New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)        Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied (i) first, toward Obligations in respect of any cost or expense reimbursements (including Attorney Costs and amounts payable under Article III), fees and indemnities then due hereunder to the Administrative Agent, (ii) second, toward Obligations in respect of any cost or expense reimbursements (including Attorney Costs and amounts payable under Article III), fees and indemnities then due hereunder to the Lenders, ratably among the parties entitled thereto in accordance with such amounts then due to such parties, (iii) third, toward repayment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties, (iv) fourth, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties and (v) fifth, to all other Obligations then due hereunder, ratably among the parties entitled thereto in accordance with such amounts then due to such parties.

(d)        (i)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Fixed Period Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Committed Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of (A) the Federal Funds Rate from time to time in effect and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay (subject to its recoupment rights from and remedies against such defaulting Lender of any breakage costs paid by the Borrower when repaying such amount) such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.

(ii)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e)        If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)        The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 10.05(b) are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment under Section 10.05(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or to make its payment under Section 10.05(b).

(g)        Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14      Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans or Term Loans, as the case may be, made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans or Term Loans, as the case may be, made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loan or Term Loans, as the case may be, or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.15      Intentionally Blank.

2.16      Increase in Commitments.

(a)        Request for Increase. Provided there exists no Default or Event of Default, upon (1) notice to the Administrative Agent (which shall promptly notify the Lenders), and (2) contemporaneous notice (with copy thereof to the Administrative Agent) to Persons not then Lenders (each such Person, a “Proposed Lender”), the Borrower shall have the right to effectuate from time to time and at any time, in accordance with the terms hereof, an increase in the aggregate amount of the then Commitments provided that (i) the aggregate Commitments as so increased may not exceed $350,000,000, (ii) any such request for an increase shall be in a minimum amount of $10,000,000, and in multiples of $5,000,000 in excess thereof and (iii) no such increase shall occur on or after the Revolving Termination Date. At the time of sending such notices, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender and Proposed Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)        Lender Elections to Increase. Each Lender shall notify the Administrative Agent and the Borrower within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share (as it existed immediately prior to such requested increase) of such requested increase. Each Proposed Lender shall notify the Administrative Agent and the Borrower within such time period whether or not it agrees to participate in such increased amount of the aggregate Commitments, and at what amount it proposes to participate in such increased amount. Unless otherwise agreed by the Borrower, any Lender or Proposed Lender not responding within such time period shall be deemed to have declined to increase its Commitment, or participate in the increase in the aggregate amount of the Commitments, as the case may be.

(c)        Notification by Administrative Agent. The Administrative Agent shall notify the Borrower and each Lender and Proposed Lender of the Lenders’ and Proposed Lenders’ responses to each request made hereunder.

(d) Effective Date and Allocations. If the aggregate amount of Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the respective effective date thereof (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Lenders and the Proposed Lenders of such final allocation of such increase and such Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As conditions precedent to each increase, (1) the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer dated as of the applicable Increase Effective Date (i) certifying and attaching the resolutions adopted by the Borrower authorizing such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties of the Borrower contained in Article V of the Credit Agreement and the other Loan Documents are true and correct on and as of such applicable Increase Effective Date, except to the extent that such representations and warranties specifically refer to a different date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default exists, (2) each Proposed Lender that is becoming a Lender shall (A) be subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld or delayed, and (B) execute and deliver a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and (3) the Borrower shall deliver to the Administrative Agent (A) evidence reasonably satisfactory to the Administrative Agent that the Parent Commitment has been permanently reduced by an amount equal to such increase in the Aggregate Commitments concurrently with such increase and (B) such other documents, instruments and agreements as it shall reasonably request. The Borrower shall prepay any Loans outstanding on such applicable Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with the Pro Rata Shares arising from any nonratable increase in the Commitments under this Section and in effect after giving effect thereto.

(f)        Conflicting Provisions. This Section shall supersede any provisions in Sections 2.14 or 10.01 to the contrary.

2.17      Term-Out Option.

(a)        Provided no Default or Event of Default has occurred and is continuing, the Borrower may, upon prior written notice to the Administrative Agent sent not earlier than 60 days prior to, nor later than 10 days prior to, the Scheduled Maturity Date, elect to have the principal balance of the Loans outstanding on the Scheduled Maturity Date (the “Revolving Termination Date”) continued to the Term Loan Maturity Date as non-revolving Term Loans (the “Term-Out”). As conditions precedent to the Term-Out, the Borrower shall (i) deliver to the Administrative Agent a certificate of the Borrower dated as of the Revolving Termination Date signed by a Responsible Officer of the Borrower (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such Term-Out, and (B) certifying that as of the Revolving Termination Date, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Revolving Termination Date, except to the extent that such representations and warranties specifically refer to a different date, in which case they are true and correct as of such date, (2) since the date of the Audited Financial Statements to the Revolving Termination Date, there has been no event or circumstance that has, or could reasonably be expected to have, a Material Adverse Effect, (3) except as specifically disclosed in Schedule 5.06, and matters covered by insurance or indemnification agreements, as of the Revolving Termination Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after investigation, overtly threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Borrower’s Subsidiaries or Unrestricted Subsidiaries or against any of their properties or revenues of which there is a reasonable possibility of a determination adverse to such Person and which, if determined adversely, could have a Material Adverse Effect, and (4) no Default or Event of Default exists, (ii) deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower shall have concurrently exercised the term out option under the Parent Credit Agreement and (iii) pay all fees due and owing on the Revolving Termination Date pursuant to Section 2.10(b)(i).

(b)        From and after the Revolving Termination Date, the Borrower may prepay hereunder, without premium or penalty (subject to payment of amounts due, if any, pursuant to Section 3.05), but not reborrow, the outstanding Term Loans.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01      Taxes.

(a)        Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender each receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)        In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies (but specifically excluding all other United States federal taxes, other than withholding taxes, unless such exclusion is not required as a condition for an exemption from reporting requirements under Sections 6011, 6111, or 6112 of the Code) which arise from any payment made by it under any Loan Document or from its execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document to which it is a party (hereinafter referred to as “Other Taxes”).

(c)        If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to which it is a party to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)        In respect of related Obligations owed by it, the Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor which demand shall be accompanied by a certificate setting forth in reasonable detail the amounts demanded, the basis therefor and the calculations in respect thereto.

3.02      Illegality.

If any Lender determines that any Law enacted, construed or announced after the Closing Date has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Fixed Period Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Fixed Period Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Fixed Period Eurodollar Rate Loans or to convert Base Rate Loans to Fixed Period Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Fixed Period Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Fixed Period Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Fixed Period Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. If any such Law, or change therein, shall only affect a portion of such Lender’s obligations under this Agreement which is, in the opinion of such Lender and the Administrative Agent, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Administrative Agent, the other Lenders or the Borrower, such Lender shall only declare its obligations under that portion so terminated. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

3.03      Inability to Determine Rates.

If the Administrative Agent determines in connection with any request for a Fixed Period Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Fixed Period Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Fixed Period Eurodollar Rate for such Fixed Period Eurodollar Rate Loan, or (c) the Fixed Period Eurodollar Rate for such Fixed Period Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Fixed Period Eurodollar Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Fixed Period Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may, without liability for any attendant breakage costs, revoke any pending request for a Borrowing, conversion or continuation of Fixed Period Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04      Increased Cost and Reduced Return; Capital Adequacy Reserves on Fixed Period Eurodollar Rate Loans.

(a)        If any Lender determines that as a result of the introduction of, or any change in, or in the interpretation of, any Law, in each case on or after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Fixed Period Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)        If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)        The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional costs on the unpaid principal amount of each Fixed Period Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

(d)        Each Lender agrees that it will not claim, and that it shall not be entitled to claim, from the Borrower the payment of any of the amounts referred to in this Section 3.04 (i) if it is not generally claiming similar compensation from its other similar customers in similar circumstances and (ii) unless the relevant introduction or change affects all banks and other financial institutions substantially similar to such Lender having regard to the size, business activities and regulatory capital of such banks and other financial institutions, but excluding differences based solely on the residency of Persons controlling such banks or other financial institutions. In addition, each Lender shall use its reasonable efforts to reduce the amount it requests pursuant to Section 3.04, including using its reasonable efforts to not assign or transfer any Loan to any Person if such assignment or transfer would or would be likely to increase the amount of such amounts payable; provided, however, such Lender shall have no obligation to take or omit to take any action that such Lender in its good faith judgment believes would be disadvantageous to it. Each amount required to be paid to any Lender pursuant to this Section 3.04 shall be accompanied by a certificate of the requisite Lender setting forth in reasonable detail the amount owed, the basis therefor and the calculations in respect thereto.

(e)        Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the introduction of Law or change in (or change in interpretation of ) Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.05      Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time (which demand shall be accompanied by a certificate of such demanding Lender setting forth in reasonable detail the amount demanded, the bases therefor and the calculations in respect thereto), the Borrower to whom the subject Loan was made shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)        any continuation, conversion, payment or prepayment of any Loan made to such Borrower other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)        any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan made to the Borrower other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)        any assignment of a Fixed Period Eurodollar Rate Loan on a day other than the last day of the Interest Period as a result of a request by the Borrower pursuant to Section 10.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Fixed Period Eurodollar Rate Loan made by it at the Fixed Period Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Fixed Period Eurodollar Rate Loan was in fact so funded.

3.06      Matters Applicable to all Requests for Compensation.

(a)        A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and such other information as otherwise specified in this Article III shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods customarily used by it in comparable circumstances.

(b)        Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may remove or replace such Lender in accordance with Section 10.16.

3.07      Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01      Conditions of Initial Credit Extension.

The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)        The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i)        executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)        a Note executed by the Borrower in favor of each Lender requesting a Note, each in a principal amount equal to such Lender’s Commitment;

(iii)        the Audited Financial Statements;

(iv)        such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(v)        such evidence as the Administrative Agent may reasonably require to verify that the Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including a certified copy of the Borrower’s Organization Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

(vi)        a certificate signed by a Responsible Officer certifying (A) that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect, (C) the current Debt Ratings and (D) the properties of the Borrower and its Material Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and its Subsidiaries operate;

(vii)        an opinion of counsel to the Borrower substantially in the form of Exhibit E;

(viii)        a copy of the Parent Credit Agreement duly executed by each party thereto evidencing a Parent Commitment, on the Closing Date, in an amount equal to (A) $350,000,000 minus (B) the amount of the Aggregate Commitments in effect on the Closing Date, together with evidence reasonably satisfactory to the Administrative Agent that all conditions precedent to the effectiveness thereof have been satisfied; and

(ix)        such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)        Any fees required to be paid on or before the Closing Date shall have been paid.

(c)        Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

4.02       Conditions to all Credit Extensions.

The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Committed Loans or Term Loans, as the case may be, to the other Type, or a continuation of Fixed Period Eurodollar Rate Loans as the same Type) is subject to the following conditions precedent:

(a)        The representations and warranties of the Borrower contained in Article V, or which are contained in any Loan Document furnished by the Borrower at any time under or in connection herewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to a different date, in which case they shall be true and correct as of such date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)        No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(c)        After giving effect to such Credit Extension (and, solely in the case of any Loans described in the proviso to Section 7.12, the application of the proceeds thereof to the repayment of outstanding loans under the Parent Credit Agreement in accordance with Section 7.12), the Aggregate Commitment Utilization Percentage shall not exceed the Parent Commitment Utilization Percentage.

(d)        The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) through (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as set forth below:

5.01      Existence, Qualification and Power; Compliance with Laws.

(a)        The Delegate is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified and is in good standing as a foreign Person for the transaction of business in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and in which the failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

(b)        The General Partner is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified and is in good standing as a foreign Person for the transaction of business in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and in which the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, which jurisdictions, as of the Closing Date, are the States of Illinois, Indiana, Michigan, Minnesota, New York, North Dakota, Wisconsin, and Texas.

(c)        The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and in good standing as a foreign Person in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and in which the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the General Partner is the sole general partner of, and owns a 2.0% general partner interest in, the Borrower. As of the Closing Date, the Borrower does not have any Subsidiaries or Unrestricted Subsidiaries or own any equity interests in any Person other than those Subsidiaries and Unrestricted Subsidiaries and equity interests of the type listed in Schedule 5.13 hereto.

(d)        The Operating Partnership is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and in good standing as a foreign Person for the transaction of business in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and in which the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, which jurisdictions, as of the Closing Date, are the States of Illinois, Indiana, Michigan, Minnesota, New York, North Dakota, Wisconsin and Texas. As of the Closing Date, the Operating Partnership’s general partners are Enbridge Pipelines (Lakehead) L.L.C. and Enbridge Pipelines (Wisconsin) Inc., each of which owns a 0.0005% general partner interest in the Operating Partnership, and the only limited partner of the Operating Partnership is the Borrower, which owns a 99.999% limited partner interest in the Operating Partnership. As of the Closing Date, the Operating Partnership does not have any Subsidiaries or Unrestricted Subsidiaries or own any equity interests in any Person, other than those Subsidiaries and Unrestricted Subsidiaries and equity interests of the types listed in Schedule 5.13 hereto.

(e)        The Borrower has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party. Each of the General Partner and the Delegate has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and, as applicable, execute and deliver the Loan Documents on behalf of the Borrower.

(f)         Intentionally Blank.

(g)        The Borrower is in compliance with all Laws, except in each case referred to in clause (d) or this clause (f), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02      Authorization; No Contravention.

The execution and delivery by the Borrower (including, without limitation, by the General Partner and/or the Delegate on behalf of the Borrower) of each Loan Document and the performance by the Borrower of each Loan Document has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) violate the terms of any of the Organization Documents of the Borrower, the General Partner or the Delegate, (b) result in any breach of, constitute a default under, or require, pursuant to the express provisions thereof, the creation of any consensual Lien on the properties of the Borrower under, any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject, or (c) violate any Law, in each case with respect to the preceding clauses (a) through (c), which would reasonably be expected to have a Material Adverse Effect.

5.03      Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is required to be obtained or made by the Borrower by any material statutory law or regulation applicable to it as a condition to the execution, delivery or performance by, or enforcement against, the Borrower of any Loan Document.

5.04      Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.05      Financial Statements; No Material Adverse Effect.

(a)        The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) together with the footnotes thereto, reflect all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b)        The following representation and warranty shall be applicable at the time the Borrower delivers the financial statements required by Section 6.01(b) for the quarter ending March 31, 2009: The unaudited consolidated balance sheet of the Borrower and its Subsidiaries and Unrestricted Subsidiaries dated March 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)        Since the date of the Audited Financial Statements to the Closing Date, there has been no event or circumstance that has, or could reasonably be expected to have, a Material Adverse Effect.

5.06      Litigation.

Except as specifically disclosed in Schedule 5.06, and matters covered by insurance or indemnification agreements, as of the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after investigation, overtly threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Borrower’s Subsidiaries or Unrestricted Subsidiaries or against any of their properties or revenues of which there is a reasonable possibility of a determination adverse to such Person and which, if determined adversely, could have a Material Adverse Effect.

5.07      No Default.

Neither the Borrower nor any Material Subsidiary is in default under any Contractual Obligation which could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08      Ownership of Property; Liens.

Each of the Borrower and its Material Subsidiaries has good and defeasible title to, or valid leasehold interests in, all material property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. There is no Lien on any property of the Borrower or any of its Subsidiaries, other than Liens permitted by Section 7.01.

5.09      Environmental Compliance.

The Borrower and its Material Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof have reasonably concluded that, except as specifically disclosed in Schedule 5.09, they: (a) to the best of their knowledge, are in compliance with all applicable Environmental Laws, except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect; (b) to the best of their knowledge, are not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws or that may lead to claim for cleanup costs, remedial work, reclamation, conservation, damage to natural resources or personal injury or to the issuance of a stop-work order, suspension order, control order, prevention order or clean-up order, except to the extent that any such proceeding would not reasonably be expected to have a Material Adverse Effect; (c) to the best of their knowledge, are not subject to any federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (d) have no actual knowledge that any of their predecessors in title to any of their property and assets are the subject of any currently pending federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (e) have not filed any notice under any applicable Environmental Laws indicating past or present treatment, storage or disposal of, or reporting a release or Hazardous Materials into the environment where the circumstances surrounding such notice would reasonably be expected to have a Material Adverse Effect; and (f) possess, and are in compliance with, all approvals, licenses, permits, consents and other authorizations which are necessary under any applicable Environmental Laws to conduct their business, except to the extent that the failure to possess, or be in compliance with, such authorizations would not reasonably be expected to have a Material Adverse Effect.

5.10      Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.

5.11      Taxes.

The Borrower and its Subsidiaries and Unrestricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon the Borrower or its Subsidiaries or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. The Borrower has no actual knowledge of any overtly proposed tax assessment against it or any of its Subsidiaries or Unrestricted Subsidiaries that would, if made, have a Material Adverse Effect.

5.12      ERISA Compliance.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

5.13      Subsidiaries.

As of the Closing Date, the Borrower has no Subsidiaries, Material Subsidiaries or Unrestricted Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and own no equity interests in any other Person other than those specifically disclosed in Part(b) of Schedule 5.13.

5.14      Margin Regulations; Investment Company Act.

(a)        The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.

(b)        Neither of the Borrower nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15      Disclosure.

No statement, information, report, representation, or warranty made by the Borrower in any Loan Document, when so made (or if dated or otherwise specified therein, as of such date), or furnished to the Administrative Agent or any Lender by or at the direction of the Borrower in connection with any Loan Document, when so furnished (or if dated or otherwise specified therein, as of such date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01      Financial Statements.

Deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)        as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower and reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Required Lenders; and

(b)        as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries and Unrestricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02      Certificates; Other Information.

Deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)        concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as of the date thereof;

(b)        concurrently with any physical delivery of the financial statements referred to in Sections 6.01(a) and (b), or within 5 Business Days following any such financial statements that have been furnished hereunder pursuant to electronic filing permitted pursuant to this Section 6.02 (but in any event, no later than the deadlines for delivery of financial statements set forth in Sections 6.01(a) and 6.01(b), as the case may be), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)        promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the unit holders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower has filed with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, in each case, (i) which are not confidential in nature, as permitted by applicable Laws, as required by contractual restrictions not entered into in contemplation of this Section 6.02(c), as permitted by recognized principles of privilege or as otherwise determined in good faith by the Borrower, and (ii) provided that documents required to be delivered pursuant to this Section 6.02(c) shall be deemed delivered on the date that such documents are publicly available on the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval System (or “EDGAR”) or other similar publicly accessible sources of which the Borrower provides written notice to the Administrative Agent and the Lenders;

(d)        (i) promptly after the furnishing thereof, copies of any written notice, statement, report or other delivery made or received by the Borrower which, in either case, was delivered pursuant to the terms of the Parent Credit Agreement or the Syndicated Credit Agreement, as the case may be, and (ii) promptly after execution thereof, any amendment, waiver or modification of the Parent Credit Agreement or the Syndicated Credit Agreement; provided that documents required to be delivered pursuant to this Section 6.02(d) shall be deemed delivered on the date that such documents are publicly available on EDGAR or other similar publicly accessible sources of which the Borrower provides written notice to the Administrative Agent and the Lenders; and

(e)        promptly, such additional information regarding the business, financial or partnership affairs of the Borrower or any Subsidiary or Unrestricted Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (c) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 10.02, and, in either case, notifies the Administrative Agent by email of such posting or link; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), whichever date shall first occur. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” on the first page thereof; (x) by so marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all such Borrower Materials so marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any such Borrower Materials that are not so marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor” and thus unavailable to a Public Lender. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03      Notices.

Promptly notify the Administrative Agent and each Lender within 5 Business Days after actual knowledge thereof by any Responsible Officer of the Borrower:

(a)        of the occurrence of any Default or Event of Default;

(b)        of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)        of any litigation, investigation or proceeding affecting the Borrower or any Material Subsidiary which is reasonably likely to be adversely determined, and if determined adversely to the Borrower or such Material Subsidiary could reasonably be expected to result in liability to the Borrower or such Material Subsidiary in an amount that exceeds, after giving effect to applicable in-force insurance and related third-party indemnity and similar agreements, the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect;

(d)        of the occurrence of any ERISA Event; and

(e)        of any announcement by Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or Subsidiary has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

6.04      Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or relevant Subsidiary; (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05      Preservation of Existence, Etc.

Except in a transaction permitted by Section 7.04 or pursuant to statutory conversions to another form of entity as permitted by applicable Law, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; and except where failure to do so will not have a Material Adverse Effect, take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business and preserve or renew all of its registered patents, trademarks, trade names and service marks.

6.06      Maintenance of Properties.

Except where failure to do so will not have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07      Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08      Compliance with Laws.

Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

6.09      Books and Records.

Maintain proper books of record and account necessary to prepare the financial statements required to be delivered pursuant to Section 6.01 in accordance with GAAP.

6.10      Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender, at their respective expense, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, in each case, all at such reasonable times during normal business hours and as reasonably often as may be necessary, upon reasonable advance notice to the Borrower and subject to compliance with applicable safety standards, with contractual or attorney-client privilege (as applicable) and non-disclosure agreements; provided, however, that during an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may, without duplication of the efforts of the others, do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours.

6.11      Intentionally Blank.

6.12      Use of Proceeds.

Use the proceeds of the Credit Extensions for working capital and other general corporate purposes, including, to the extent that on a pro forma basis the Borrower shall be in compliance with Section 7.13, payment of amounts owing under Qualifying Subordinated Indebtedness, in each case to the extent not in violation of any Law or breach of the terms of this Agreement.

6.13      Intentionally Blank.

6.14      Incorporation of Certain More Restrictive Financial Provisions.

If the agreements governing any Indebtedness that is permitted to be created, incurred, assumed or permitted to exist pursuant to Section 7.03 (other than Qualifying Subordinated Indebtedness) contain events of default relating to financial covenants or financial covenants that, in each case, are more restrictive (and for the avoidance of doubt, determined without regard to the presence or absence of cure period or similar process) than the covenants contained in Section 7.13 (“Financial Restrictions”), then

(i)        promptly, and in any event within 30 days, following the creation, incurrence, assumption or permitting to exist such Indebtedness, the Borrower shall provide to the Administrative Agent and the Lenders notice of any such Financial Restrictions and copies of all agreements governing such Indebtedness that contain such Financial Restrictions (“Restrictive Agreements”), and

(ii)      effective as of the date of the creation, incurrence, assumption or permitting to exist such Indebtedness, such Financial Restrictions (including any associated cure and notice periods provided therefore, and definitions and interpretive provisions from such Restrictive Agreements used in relation thereto), to the extent not inconsistent or in conflict with any express term hereof or any other Loan Document without regard to any such Financial Restriction, shall be deemed to have been incorporated herein by reference automatically without further action or notice on the part of any Person and shall be deemed a part of this Agreement for all purposes, including that Schedule 2 to the Compliance Certificate shall be deemed amended to include such Financial Restrictions; provided that in the event that the Restrictive Agreements are amended, terminated or otherwise modified in accordance with their terms to amend, suspend, terminate or otherwise modify such Financial Restrictions (including any associated cure and notice periods provided therefore, and definitions and interpretive provisions from such Restrictive Agreements used in relation thereto), then for purposes hereof and each other Loan Document such incorporated Financial Restrictions (including any associated cure and notice periods provided therefore, and definitions and interpretive provisions from such Restrictive Agreements used in relation thereto), to the extent not inconsistent or in conflict with any express term hereof or any other Loan Document without regard to any such Financial Restriction, shall be deemed automatically amended or otherwise modified to reflect such amendments or other modifications effective as the effective date of such amendments or other modifications, and, without altering the effective date of such amendments or other modifications, the Borrower shall promptly, and in any event within 30 Business Days following the date of such amendments or other modifications, provide copies of such amendments or other modifications to the Administrative Agent.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01     Liens.

Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)        Liens pursuant to any Loan Document;

(b)        Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03;

(c)        Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)        Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)        Liens incurred or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds (including surety and appeal bonds related to judgments only to the extent permitted by clause (h) of this Section 7.01), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)        easements, rights-of-way, restrictions and other similar charges or encumbrances which, in each case are granted, entered into or created in the ordinary course of business of such Person;

(h)          attachments or other Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i)           Liens pursuant to any Mortgage or Mortgage Note Agreement or any “Security Document”, as that term is defined in the Mortgage Note Agreement;

(j)           Liens on property not covered by any Mortgage securing obligations under Swap Contracts, provided that the amount of such obligations shall not exceed at any time an aggregate amount equal to one percent (1%) of Net Tangible Assets;

(k)          Liens on (A) property or shares of equity interests of a Person that becomes a Subsidiary after the Closing Date, or (B) Acquired Assets acquired by the Borrower or a Subsidiary after the Closing Date, including any acquisition by means of merger or consolidation with or into the Borrower or a Subsidiary which is permitted by Section 7.04; provided (i) such Liens were in existence at the time such Person becomes a Subsidiary or at the time of such acquisition of such Acquired Assets, (ii) such Liens were not created in contemplation of the acquisition of such Person or such Acquired Assets, (iii) such Liens do not encumber property other than property owned by such Person or the Acquired Assets then acquired, (iv) if, as a result of the acquisition, the Indebtedness secured by such Liens is or becomes Indebtedness of the Borrower but not Indebtedness of any Subsidiary, then the aggregate principal amount of Indebtedness secured thereby shall not exceed the Incremental EBITDA of the Acquired Subsidiary or such Acquired Assets, and (v) the Borrower shall have demonstrated in writing to the reasonable satisfaction of the Required Lenders that the secured Indebtedness created, incurred, assumed or permitted to exist referred to in the preceding clause (iv) was permitted pursuant to Section 7.03;

(l)           Liens on property or assets of any Subsidiary securing Indebtedness of such Subsidiary owing to the Borrower;

(m)         Liens securing obligations of the Borrower and its Subsidiaries arising under or in connection with the Syndicated Credit Agreement; provided that the Obligations shall be equally and ratably secured by security interests in all assets of the Borrower and its Subsidiaries securing such obligations pursuant to documentation, and subject to an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent; provided, however, there are excluded from the restrictions in this clause (m) all Liens securing Obligations (as defined in the Syndicated Credit Agreement) in respect of Letters of Credit (as defined in the Syndicated Credit Agreement) or Swing Line Loans (as defined in the Syndicated Credit Agreement) as contemplated by Section 2.04(a)(ii)(F) or Section 2.05(a) of the Syndicated Credit Agreement; and

(n)          in addition to Liens permitted by the foregoing clauses (a) through (m), other Liens securing Indebtedness, provided that in no event will the aggregate amount of Indebtedness secured by such other Liens exceed at any time an amount equal to 1% of Net Tangible Assets.

7.02        Investments.

Purchase or otherwise acquire the capital stock or other equity of any other Person if such purchase or other acquisition violates the Borrower’s partnership agreement and after giving effect thereto, the Borrower is not in compliance with Section 7.09.

7.03        Indebtedness.

Create, incur, assume or permit to exist any Indebtedness, except that

(a)          The Borrower may create, incur, assume or permit to exist Indebtedness as follows:

  (i)        Indebtedness if

  (A)        after giving effect thereto, (y) no Event of Default shall have occurred and be continuing and (z) the Borrower shall be in compliance with Section 7.13, and

  (B)        the agreements governing such Indebtedness do not contain terms, conditions, covenants or events of default that restrict, on terms materially more restrictive than provided in the Loan Documents, the ability of any Subsidiary to

      (w)       pay distributions or dividends to the Borrower or any Subsidiary on its capital stock or other equity or with respect to any other interest or participation in, or measured by, its profits,

      (x)        pay any amounts owed to the Borrower or any Subsidiary,

      (y)        make loans or advances to the Borrower or any Subsidiary or

      (z)        transfer any of its properties or assets to the Borrower or any Subsidiary

(contractual provisions that restrict any of the foregoing abilities of any Subsidiary, other than restrictions existing under or by reason of

(a)        Indebtedness in effect on the Closing Date and Refinancings thereof,

(b)        applicable Laws,

(c)        instruments governing Indebtedness or capital stock or other equity of a Person or property acquired by the Borrower or a Subsidiary (except to the extent such Indebtedness was incurred in contemplation of such acquisition),

(d)        customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business,

(e)        provisions contained in documents creating Liens permitted by Section 7.01 which restrict the ability of the Borrower or a Subsidiary to transfer the assets that are subject to such Liens,

(f)        provisions in documents, other than those included in the preceding clause (e), creating purchase money obligations for property acquired in the ordinary course of business, which restrict the ability of the Borrower or a Subsidiary to transfer the assets acquired with the proceeds of such purchase money financing,

(g)        customary provisions in bona fide contracts for the sale of property or assets,

(h)        provisions with respect to the disposition or distribution of assets in joint venture agreements or other similar agreements entered into in the ordinary course of business, and

(i)        any Hybrid Security or indenture, document, agreement or security entered into or issued in connection with a Hybrid Security and constituting a restriction or condition on an issuer of any Hybrid Security from taking any of the actions set forth in clauses (w) through (z) of this Section, are collectively referred to as “Intercompany Restrictions”);

  (ii)       Indebtedness of the Borrower on the Closing Date and described in Schedule 7.03;

  (iii)      Qualifying Subordinated Indebtedness;

  (iv)      Indebtedness hereunder or under any other Loan Document;

  (v)       Indebtedness secured by Liens that are permitted to be created, incurred, assumed or suffered to exist pursuant to Section 7.01(n); and

  (vi)      the Refinancing, in whole or part, of Indebtedness incurred in compliance with the foregoing clauses of this Section 7.03(a), provided that, no such Indebtedness is increased at the time of any such Refinancing, other than by the additional amount of premium, if any, and accrued interest on such Indebtedness and reasonable expenses incurred in connection therewith, provided that no governing agreement with respect to any Indebtedness incurred in compliance with clause (iii) or (v) of this Section 7.03(a), or Refinancing of any Indebtedness incurred pursuant to clause (iii) or (v) of this Section 7.03(a), shall contain Intercompany Restrictions.

(b)          The Non-OLP Subsidiaries may create, incur, assume or permit to exist Indebtedness as follows:

  (i)        Indebtedness of the Non-OLP Subsidiaries on the Closing Date and described in Schedule 7.03;

  (ii)       Indebtedness of a Person which is in existence at the time it becomes a Subsidiary or Indebtedness assumed by a Subsidiary in connection with its acquisition of a Person or its acquisition of all or substantially all of the business or assets of any Person or the operating division or business unit of any Person provided that such Indebtedness is in existence at the time of such acquisition, provided that such Indebtedness was not incurred in contemplation of the acquisition of such Person or such property;

  (iii)      other Indebtedness (including Hybrid Securities issued by a Financing Vehicle and Indebtedness of the type included in clause (g) of the definition of Indebtedness);

  (iv)      Refinancing of Indebtedness incurred pursuant to clause (i), (ii) or (iii) of this Section 7.03(b), provided that no such Indebtedness is increased at the time of any such Refinancing, other than by the additional amount of premium, if any, and accrued interest on such Indebtedness and reasonable expenses incurred in connection therewith; and

  (v)       Indebtedness owed to the Borrower or to any other Non-OLP Subsidiary (other than, for the avoidance of doubt, an Unrestricted Subsidiary);

provided that no governing agreement with respect to any Indebtedness otherwise permitted by this Section 7.03(b) shall contain Intercompany Restrictions.

(c)        The Operating Partnership and the Operating Partnership Subsidiaries may create, incur, assume or permit to exist, for so long as the Operating Partnership is regulated by the Federal Energy Regulatory Commission or any other governmental utility regulatory body, the following Indebtedness:

  (i)        Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries on the Closing Date and described in Schedule 7.03;

  (ii)       other Indebtedness (including Hybrid Securities issued by a Financing Vehicle and Indebtedness of the type included in clause (g) of the definition of Indebtedness);

  (iii)      Refinancing of Indebtedness incurred pursuant to clause (i) or (ii) of this Section 7.03(c), provided that no such Indebtedness is increased at the time of any such Refinancing, other than by the additional amount of premium, if any, and accrued interest on such Indebtedness and reasonable expenses incurred in connection therewith; and

  (iv)      Indebtedness owed to the Borrower or to the Operating Partnership or to an Operating Partnership Subsidiary (other than, for the avoidance of doubt, an Unrestricted Subsidiary);

provided that no governing agreement with respect to any Indebtedness otherwise permitted by this Section 7.03(c) shall contain Intercompany Restrictions.

For purposes of determining compliance with this Section 7.03, if an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted above, the Borrower will, it its discretion, classify (or later classify) in whole or in part such item of Indebtedness in any manner that complies with this Section 7.03, and such item of Indebtedness or a portion thereof may be classified (or later upon written notice to the Administrative Agent reclassified) in whole or in part as having been incurred under more than one of the applicable clauses above.

Notwithstanding anything to the contrary herein, no Subsidiary or Unrestricted Subsidiary shall enter into a guaranty of any obligations of the Borrower under the Syndicated Credit Agreement or the Parent Credit Agreement unless such Subsidiary or Unrestricted Subsidiary, as applicable, shall also provide a guaranty of the Obligations in form and substance substantially similar to such guaranty.

7.04        Mergers; Sale of Assets.

Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease (as a lessor) or otherwise dispose of (in one transaction or in a series of related transactions) all (or substantially all) of its assets, or all or substantially all of the stock of or other equity interest in any of its Subsidiaries (in each case, whether now owned or hereafter acquired), unless: (i) at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (ii) if the Borrower is involved in any such transaction, it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets, and if a Subsidiary is involved in any such transaction, such Subsidiary is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets; provided, however, that in no event shall any such merger, consolidation, sale, transfer, lease or other disposition whether or not otherwise permitted by this Section 7.04 have the effect of releasing the Borrower from any of its obligations and liabilities under this Agreement.

7.05        Intentionally Blank.

7.06        Intentionally Blank.

7.07        Distributions.

During the existence of a Default which would become an Event of Default under clause (a), (f), or (g) of Section 8.01 or a Default under Section 8.01(b) or 8.01(c) as a result of a breach of Section 7.13 or an Event of Default, the Borrower will not declare, pay or make any Distribution (in cash, property or obligations) on any interests (now or hereafter outstanding) in the Borrower or apply any of its funds, property or assets to the purchase of any partnership interests in the Borrower; provided that if the Borrower has declared a Distribution when no Default which would become an Event of Default under clause (a), (f), or (g) of Section 8.01 or a Default under Section 8.01(b) or 8.01(c) as a result of a breach of Section 7.13 or Event of Default exists, it shall be permitted to pay that Distribution even if such Default or Event of Default exists on the corresponding payment date unless on such payment date and prior to the making of such Distribution, the Borrower has knowledge that the maturity of all outstanding Obligations has been accelerated pursuant to Section 8.02.

7.08        ERISA.

Except where no Material Adverse Effect could reasonably be expected to occur, permit any of the events or circumstances described in Section 5.12 to exist or occur.

7.09        Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or, if substantially different therefrom, not permitted by the Borrower’s partnership agreement.

7.10        Transactions with Affiliates.

Enter into any material transaction with any Affiliate of Borrower except upon fair and reasonable terms that are no less favorable than those which might be obtained in arm’s-length transactions with a Person that is not an Affiliate; provided, that such limitations shall not apply to any transaction among the Borrower, the Borrower’s Subsidiaries, the General Partner, the General Partner’s Subsidiaries, and the Delegate (in its capacity as such) or to subordinated loans (including Qualifying Subordinated Indebtedness) from an Affiliate to the Borrower; provided, that notwithstanding the foregoing, the Borrower shall not purchase or prepay any Qualifying Subordinated Indebtedness unless after giving effect to such purchase or payment, the Borrower is in compliance with Section 7.13 and such purchase or payment will not result in a Default or an Event of Default. For purposes of clarification of the foregoing, the parties acknowledge that the limitations contained in this Section 7.10 shall not limit the Delegate’s authority to act or take actions on behalf of the General Partner.

7.11        Burdensome Agreements.

Enter into any material Contractual Obligation that by its express terms prohibits the Borrower or any Subsidiary or Unrestricted Subsidiary to create, incur, assume or suffer to exist Liens on any material property of such Person to secure the Obligations (other than the Syndicated Credit Agreement); or enter into any agreement (other than agreements of the type permitted by Section 7.03(a)(i)(B)(c)) restricting the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower or a Material Subsidiary by way of distributions, loans, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any Subsidiary to make any payment, directly or indirectly to the Borrower or a Material Subsidiary.

7.12        Use of Proceeds.

Use the proceeds of any Credit Extension, (i) whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, (ii) to repay outstanding loans or other amounts owing under the Syndicated Credit Agreement or (iii) to repay outstanding loans or other amounts owing under the Parent Credit Agreement or under any other document, instrument or other agreement evidencing Indebtedness owing to Enbridge Inc. or any Subsidiary or Affiliate thereof; provided, that proceeds from Loans made on the effective date of any increase of the Aggregate Commitments pursuant to Section 2.16 or within three Business Days following any such effective date (or such later date as the Administrative Agent shall agree), in an aggregate amount not to exceed the amount of such increase, may be applied to repay outstanding loans owing under the Parent Credit Agreement solely to the extent that, after giving effect to such Loans and such repayment, the Aggregate Commitment Utilization Percentage does not exceed the Parent Commitment Utilization Percentage (after giving effect to the reduction of the Parent Commitment occurring pursuant to Section 2.16 in connection with such increase of the Aggregate Commitments).

7.13        Consolidated Leverage Ratio.

As of the end of each applicable four-quarter period, the Borrower shall maintain a ratio of (a) (i) Consolidated Funded Debt plus, without duplication, (ii) the principal amount of Funded Debt owed by the Borrower to Subsidiaries which does not constitute Qualifying Subordinated Indebtedness to (b) Pro Forma EBITDA of no greater than (1) during an Acquisition Period 5.50 to 1.00, and (2) during any period other than an Acquisition Period as follows: (A) for periods ending on or before March 31, 2009, 5.50 to 1.00, (B) for periods ending June 30, 2009 and thereafter through March 31, 2010, 5.25 to 1.00, and (C) for periods ending June 30, 2010 and thereafter, 5.00 to 1.00; provided, that if at the end of any such applicable four-quarter period the Borrower shall not have maintained such ratio, the Borrower will have a period of 30 days following the later of the date a Responsible Officer of the Borrower has knowledge that such ratio has not been satisfied at the end of such period and 30 days following the end of such period, to cure such failure on a pro forma basis by satisfying the following clauses (i) or (ii), or any combination of such clauses, by (i) obtaining an equity contribution which qualifies as equity under GAAP or (ii) incurring Qualifying Subordinated Indebtedness in a sufficient amount that had the Borrower had such additional equity or Qualifying Subordinated Indebtedness proceeds, or a combination of both, at or prior to the end date of such applicable four-quarter period, the Borrower would have been in compliance with this Section 7.13 for such four-quarter period and, if the Borrower obtains such equity or such Qualifying Subordinated Indebtedness proceeds, or any combination thereof, during such cure period, but in no event shall such period end later than 60 days following the end of the corresponding ending four-quarter period, then it will be deemed to be in compliance with this Section 7.13 as of the end of such four quarter period.

7.14        Intentionally Blank.

7.15        Indebtedness of Non-OLP Subsidiaries.

As of the end of each fiscal quarter, the aggregate amount of Indebtedness of the Non-OLP Subsidiaries (other than Non-OLP Inter-Company Indebtedness) shall not exceed an amount (the “Non-OLP Indebtedness Limitation”) equal to .5 times Non-OLP Pro Forma EBITDA for the four quarters then ended; provided, that to the extent that such Indebtedness of the Non-OLP Subsidiaries does exceed the Non-OLP Indebtedness Limitation (the amount of such excess being referred to this Section 7.15 as “excess Indebtedness”) at quarter-end, the Non-OLP Subsidiaries may cure such excess Indebtedness by satisfying the following clause (i) or clause (ii), or any combination of such clauses, within 30 days following the later of the date a Responsible Officer has knowledge of such non-compliance and 30 days following the end of such quarter (but in no event shall the cure period extend beyond the date that is 60 days after the end of such quarter) (i) by receiving an infusion of cash or cash equivalents in an amount that (when added to all other cash and cash equivalents then being held by Non-OLP Subsidiaries pursuant to this Section 7.15) equals such excess Indebtedness (or portion thereof cured pursuant to this clause (i)), which cash or cash equivalents shall be held by Non-OLP Subsidiaries until the calculation is done pursuant to this Section 7.15 at the end of the next quarter, or (ii) by reducing the aggregate outstanding amount of Indebtedness of the Non-OLP Subsidiaries by an amount equal to such excess Indebtedness less the amount of cash or cash equivalents infused for such quarter-end pursuant to the preceding clause (i), if any. If the Non-OLP Subsidiaries so timely cure such excess Indebtedness by making such infusion or reduction, or both as applicable, the Non-OLP Subsidiaries shall be deemed to be in compliance with this Section 7.15 as of such quarter-end date.

7.16        Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries.

As of the end of each fiscal quarter, the aggregate amount of Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries (other than OLP Inter-Company Indebtedness) shall not exceed an amount (the “OLP Indebtedness Limitation”) equal to 60% of the outstanding consolidated capitalization (calculated without regard to noncash adjustments to equity) of the Operating Partnership and the Operating Partnership Subsidiaries as of such quarter-end date; provided, that to the extent that outstanding Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries (other than OLP Inter-Company Indebtedness) does exceed the OLP Indebtedness Limitation (the amount of such excess being referred to this Section 7.16 as “excess Indebtedness”) at quarter-end, the Operating Partnership and the Operating Partnership Subsidiaries may cure such excess Indebtedness by satisfying the following clause (i) or clause (ii), or any combination of such clauses, within 30 days following the later of the date a Responsible Officer has knowledge of such non-compliance and 30 days following the end of such quarter (but in no event shall the cure period extend beyond the date that is 60 days after the end of such quarter): (i) by receiving an infusion of cash or cash equivalents in an amount that (when added to all other cash and cash equivalents then being held by the Operating Partnership and the Operating Partnership Subsidiaries pursuant to this Section 7.16) equals such excess Indebtedness (or portion thereof cured pursuant to this clause (i)), which cash or cash equivalents shall be held by the Operating

Partnership and the Operating Partnership Subsidiaries until the calculation is done pursuant to this Section 7.16 at the end of the next quarter, or (ii) by reducing the aggregate outstanding amount of Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries by an amount equal to such excess Indebtedness less the amount of cash or cash equivalents infused for such quarter-end pursuant to the preceding proviso, if any. If the Operating Partnership and the Operating Partnership Subsidiaries so timely cure such excess Indebtedness by making such infusion or reduction, or both as applicable, the Operating Partnership and the Operating Partnership Subsidiaries shall be deemed to be in compliance with this Section 7.16 as of such quarter-end date.

7.17        Swap Contracts.

Enter into or permit to exist any obligations under any Swap Contracts for purposes of speculation.

7.18        Parent Credit Agreement.

(a) Repay the principal balance of any loan outstanding under the Parent Credit Agreement (other than any repayment described in the proviso to Section 7.12) unless the Borrower shall repay the outstanding principal balance of the Loans hereunder on a pro rata basis concurrently with such repayment, (b) reduce the Parent Commitment (other than as required pursuant to Section 2.16) unless the Borrower shall permanently reduce the Aggregate Commitments on a pro rata basis concurrently with such reduction or (c) amend, supplement or otherwise modify the Parent Credit Agreement without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed, it being agreed that it shall be reasonable to withhold such consent in the case of any amendment that shortens maturity or is otherwise adverse to the Lenders and the Administrative Agent in any manner).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.

Any of the following shall constitute an Event of Default:

(a)          Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any undrawn, funding or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)          Specific Covenants. The Borrower shall fail to perform, observe or comply with any term, covenant or agreement contained in any of Section 6.03, 6.05 (solely with respect to maintenance of legal existence of the Borrower) or 6.12 or Article VII; or

(c)          Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed, and such failure or refusal continues for 30 days after the earlier of (i) the Borrower obtaining knowledge of such failure or refusal and (ii) the Borrower being notified of such failure or refusal by the Administrative Agent or any Lender; provided, that notwithstanding the foregoing 30 days, with respect to any Financial Restrictions incorporated by reference in this Agreement pursuant to Section 6.14, the cure period, if any, applicable to such Financial Restrictions shall be the relevant number of days of the relevant incorporated default; or

(d)          Representations and Warranties. Any representation or warranty made or deemed made by the Borrower herein, in any other Loan Document, or in any document delivered by it in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made.

(e)          Cross-Default. (i) The Borrower or any Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), inclusive of any grace, extension, forbearance or similar period, in respect of any Indebtedness having an aggregate principal amount (including undrawn or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, for a period beyond the applicable grace, cure, extension, forbearance or other similar period the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or the beneficiary or beneficiaries of any applicable Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guarantee Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)          Insolvency Proceedings, Etc. The Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)        Inability to Pay Debts.  The Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due as provided in Title 11 of the United States Bankruptcy Code; or

(h)        Judgments.  There is entered against the Borrower or any Material Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage and third-party indemnity or similar agreements), and either the Borrower or such Material Subsidiary fails (A) to have discharged, within 60 days after its commencement, any related attachment, sequestration or similar proceeding against its material assets or (B) to pay any money judgment against it within 10 days before the date on which any of its assets may be lawfully sold to satisfy that judgment; or

(i)         ERISA.    (i)  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Subsidiary of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)         Invalidity of Loan Documents.    Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)        Change of Control.  There occurs any Change of Control.

(l)         Parent Credit Agreement.  Any Person (other than Enbridge Inc.) that is a Parent Lender, a participant of a Parent Lender or the administrative agent under the Parent Credit Agreement shall fail to constitute a Wholly-Owned Subsidiary of Enbridge Inc.

8.02     Remedies Upon Event of Default.

If any Event of Default occurs and is then continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,

(a)        declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)        exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01 with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01     Appointment and Authority

Each of the Lenders hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article, other than the provisions of Section 9.06 which provide for the consent of the Borrower, are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02     Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03     Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04     Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05     Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent, the Lead Arranger and to the Related Parties of the Administrative Agent, the Lead Arranger and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

9.06     Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, subject to the consent of the Borrower at all times other than during the existence of an Event of Default (such consent not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07     Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08     No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Lead Arranger, the Arranger, the Documentation Agent or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09     Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X.

MISCELLANEOUS

10.01   Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower, and acknowledged by the Administrative Agent, do any of the following:

(a)        extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02);

(b)        postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c)        reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)        change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(e)        change the Pro Rata Share or Voting Percentage of any Lender; or

(f)         amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all the Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) no Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, any Lender that has failed to fund any portion of the Committed Loans required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Pro Rata Share of such Lender may not be increased without the consent of such Lender, (y) the Commitment of such Lender may not be extended or increased without the consent of such Lender and (z) any other waiver, amendment or modification requiring the consent of each affected Lender which affects such defaulting Lender differently than other affected Lenders shall require the consent of such defaulting Lender, other than its removal or replacement pursuant to Section 10.16 and any waiver, amendment or modification in connection therewith.

10.02   Notices and Other Communications; Facsimile Copies.

(a)        Notices Generally.    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

    (i)        if to the Borrower or the Administrative Agent: to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02;

    (ii)      in the case of notices by the Administrative Agent to a Lender: to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire; and

    (iii)     in the case of notices by the Borrower to a Lender: c/o the Administrative Agent, at the address, telecopier number, electronic mail address or telephone number specified for the Administrative Agent on Schedule 10.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications.    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform.      THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)        Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, telecopier, e-mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier, e-mail address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)        Effectiveness of Facsimile Documents and Signatures.    Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(f)         Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices if immediately followed by a corresponding Loan Notice in writing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.

10.03     No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04     Attorney Costs, Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lead Arranger for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), any syndication of the credit facility provided for herein and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

10.05     Indemnification by the Borrower; Reimbursement and Indemnification by Lenders.

(a)          The Borrower shall indemnify each Agent-Related Person, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person arising out of, or relating to, (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby, the relationship of the Borrower, the Administrative Agent and the Lenders under this Agreement, or, in the case of the Administrative Agent and its Related Parties only, the administration of this Agreement (including determination of pricing) and the other Loan Documents; (ii) in the case of the Agent-Related Persons, any syndication of the credit facility provided for herein; (iii) any Loan or the use or proposed use of the proceeds therefrom, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are caused by such Indemnitee’s own gross negligence, breach under any Loan Document, willful misconduct or unlawful conduct.

As used in this Section 10.05(a), the following terms having the meanings set forth below:

      “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

      “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

(b)        Reimbursement and Indemnification by Lenders.

    (i)        Each Lender severally agrees to indemnify upon demand the Administrative Agent and each Related Party (each such Person being called an “Agent/ Issuer-Related Indemnitee”) (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of the Borrower to do so), pro rata, according to each such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) and hold harmless each Agent/Issuer-Related Indemnitee from and against any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs), incurred by or against the Administrative Agent acting in its capacity as such, or incurred by or against any Related Party of any of the foregoing acting for the Administrative Agent in connection with such capacity, arising out of or relating to (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby, the relationship of the Borrower, the Administrative Agent and the Lenders under this Agreement, or the administration of this Agreement (including determination of pricing) and the other Loan Documents; (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Agent/Issuer-Related Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE AGENT/ISSUER-RELATED INDEMNITEE (all of the foregoing, collectively, “Indemnified Liabilities”); provided however that no Lender shall be liable for the payment to an Agent/Issuer-Related Indemnitee of any portion of such Indemnified Liabilities resulting from any such Person’s gross negligence or willful misconduct; and provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.

    (ii)      Without limitation of the foregoing, to the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04 or subsection (a) of this Section 10.05 to be paid by it to an Agent, Issuer-Related Indemnitee, each Lender severally agrees to pay to such Agent, Issuer-Related Indemnitee such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent in connection with such capacity.

    (iii)     The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.13(f).

(c)        Waiver of Consequential Damages, Etc.    To the fullest extent permitted by applicable law, neither the Borrower nor any Indemnitee shall assert, and each of them hereby waives, any claim against any of the other of them, and no party hereto shall be liable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d)        Payments.    All amounts due from the Borrower under Section 10.04 or this Section 10.05 shall be payable not later than thirty Business Days after demand therefor and the Borrower’s receipt of (i) the requesting Person’s certification that it is owed amounts under Section 10.04 or Section 10.05(a), as the case may be, and the basis thereof, and (ii) reasonably detailed invoices or statements relating thereto.

(e)        Survival.    The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06   Payments Set Aside.

To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07   Successors and Assigns.

(a)        Successors and Assigns Generally.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

    (i)        Minimum Amounts.

  (A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to an Eligible Assignee that is a Lender, an Affiliate of a Lender, or an Approved Fund, no minimum amount need be assigned; and

  (B)        in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

    (ii)      Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

    (iii)     Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

  (A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) prior to the Revolving Termination Date, such assignment is to (w) a Lender, (x) a Syndicated Lender, (y) an Affiliate of a Lender or a Syndicated Lender that is financially capable of performing the obligations of a Lender under this Agreement or (z) an Approved Fund that is financially capable of performing the obligations of a Lender under this Agreement and that agrees with the assignor to be bound by the Assignee Conditions, or (3) after the Revolving Termination Date, such assignment is to (w) a Lender, (x) a Syndicated Lender, (y) an Affiliate of a Lender or a Syndicated Lender or (z) an Approved Fund; and

  (B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

The Administrative Agent shall not have any responsibility to ensure compliance with, or to inquire as to whether an assignee is in compliance with, the requirement set forth in Section 10.07(b)(iii)(A) as to financial capacity or the requirement set forth in Section 10.07(b)(iii)(A) that the assignee agree to be bound by the Assignee Conditions, and responsibility for compliance with such requirements shall be the responsibility of the assigning Lender.

   (iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, which amount shall not be for the account of, or reimburseable from, directly or indirectly, the Borrower except as otherwise provided in Section 10.16; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

   (v)     No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

   (vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender, and if the assigning Lender holds a Note, it shall, contemporaneous with the Borrower’s delivery of a new or replacement Note, deliver such Note to the Borrower, marked “Cancelled”. Any assignment or transfer (other than any assignment as security to a Federal Reserve Bank) by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)        Register.    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.    Any Lender may, without the consent of, or prior notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (b) or (c) of Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)        Limitations upon Participant Rights.    A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(f)         Certain Pledges.    Any Lender may at any time assign, pledge or grant a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; and provided, further, all costs, fees and expenses related to, or in connection with, any such pledge or grant shall be for the sole account of such Lender.

(g)        Electronic Execution of Assignments.    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.08   Confidentiality.

Each of the Administrative Agent and the Lenders (on behalf of itself and each of its Affiliates or its other Related Parties, and each of its and their directors, officers, agents, attorneys, employees and representatives) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and other Related Parties’, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to (and will agree to) keep such Information confidential on the terms provided in this Section); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (and each such case, such Person shall endeavor to notify the Borrower of such occurrence as soon as reasonably possible following the service of any such process on such Person); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower, in each case, provided that each such Person first agrees to hold, and cause to be held, such Information in confidence on the terms provided in this Section; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.09   Set-off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations then due and owing to such Lender. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10   Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum amount, or be computed at a rate that exceeds the maximum rate, of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall contract for, charge, receive, reserve or take interest in an amount or at a rate that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower, and in no event shall the Borrower or any other Person ever be liable for unearned interest or ever be required to pay interest in excess of the Maximum Rate. In determining whether the interest contracted for, charged, received, reserved or taken by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations. If the Laws of the State of Texas are applicable for purposes of determining the “Maximum Rate”, then that term means the “indicated rate ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code. The Borrower agrees that Chapter 346 of the Texas Finance Code does not apply to any Borrowing.

10.11   Counterparts.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12   Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13   Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension.

10.14   Severability.

Any provision of this Agreement and the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15   Foreign Lenders.

Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to becoming a Lender herein, two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

10.16   Removal and Replacement of Lenders.

(a)        If (1) (A) such Lender or the Person that controls such Lender has become insolvent or has become the subject of a bankruptcy, receivership or insolvency proceeding, and (B) such Lender has failed to fund any portion of its Committed Loans within one Business Day following the date required to be funded by it hereunder, unless cured; or (2) under any other circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender’s Commitment or (ii) replace such Lender by causing such Lender to assign its Commitment (without payment by such Lender of any assignment fee) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), they shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. The Borrower shall (w) pay in full the assignment fee specified in Section 10.07(b)(iv) unless otherwise paid by the replacement Lender, (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.05), and (y) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Acceptance with respect to such Lender’s Commitment and outstanding Credit Extensions. The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and/or Pro Rata Shares resulting from any such removal or replacement.

(b)        In order to make all the Lenders’ interests in any outstanding Credit Extensions ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, the Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Loans of all Lenders, together with any amounts due under Section 3.05. The Borrower may then request Loans from the Lenders in accordance with their revised Pro Rata Shares. The Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.

(c)        This section shall supersede any provision in Section 10.01 to the contrary.

10.17   Governing Law.

(a)        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.18   Waiver of Right to Trial by Jury.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.19   No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document or any syndication of the credit facility provided hereunder), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arranger, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lead Arranger, and each of their respective Affiliates, on the other hand, (B) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arranger, and the Borrower each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any other party hereto, any Affiliates of any other party hereto, or any other Person and (B) none of the Administrative Agent, the Lead Arranger or the Borrower has any obligation to each other or to their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Lead Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Administrative Agent, the Lead Arranger and the Borrower hereby waive and release any claims that they may have against each other with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each of the Administrative Agent and the Lenders acknowledge and agree that it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

10.20   USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.21   ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

10.22   Markit Data.

(a)        Barclays, in any capacity, whether in an individual capacity or as Administrative Agent or Lender or otherwise, shall receive data from Markit with respect to the Applicable Rate and agrees in such capacity to provide to Designated Users identified by each Lender (and, if Barclays is not the Administrative Agent, the Administrative Agent) such data, including any accompanying written notice or supporting information from Markit (together, the “Markit Data”), via email, log-in or other means of communication at the discretion of Barclays. Barclays shall have all of the rights, benefits and protections of the Administrative Agent provided for in Article IX when acting in such capacity with respect to the provision of any Markit Data.

(b)        For the avoidance of doubt, any Designated User shall only access and use the Markit Data for the purposes as specified in this Agreement on behalf of the respective Lender or, if applicable, the Administrative Agent as shall be required by such Lender, and if applicable, the Administrative Agent, to comply with the terms of this Section 10.22. Each Lender, and if applicable, the Administrative Agent, hereby agrees, without limiting Markit’s or Barclays’s other rights and remedies, that it is responsible for and liable for any breach of any of the provisions of this Section 10.22 by its respective Designated Users.

(c)        Each Lender acknowledges that all copyright, database rights, trade marks, patents, rights of privacy or publicity and other proprietary or intellectual property rights (including all models, software, data and any materials) comprised in all or any of the Markit Data, or their provision, and all enhancements, modifications or additional services thereto, are and will be the exclusive property of Markit. Except as provided for under this Agreement, each Lender agrees that it will not use the same (including copying, reverse engineering or, except as otherwise required by law or regulation, disclosing it to any Person, for any purpose whatsoever) and will not remove or deface any trademarks associated with the Markit Data. Each Lender acknowledges that the Markit Data was developed, compiled, prepared, revised, selected and arranged by Markit and others (including certain information sources (each a “Data Provider”)) through the application of methods and standards of judgment developed and applied through the expenditure of substantial time, effort and money, and constitute valuable intellectual property and trade secrets of Markit. Each Lender shall make reasonable efforts to comply, at Markit’s expense, with all reasonable written requests made by Barclays (upon Markit’s written requests to Barclays) to protect any contractual, statutory and common law rights in the Markit Data.

(d)        Each Lender acknowledges that none of Markit, Barclays, their respective Affiliates or any Data Provider makes any warranty, express or implied, as to the accuracy or completeness of the Markit Data or as to the results to be attained by any Lender or others from the use of the Markit Data. Each Lender hereby acknowledges that there are no express or implied warranties of title, merchantability or fitness for a particular purpose or use, and that it has not relied upon any warranty, guaranty or representation made by Markit, Barclays, their respective Affiliates or any Data Provider.

(e)        Neither Markit and its Affiliates nor any Data Provider nor Barclays and its Affiliates shall in any way be liable to any Lender or any client of any Lender for any inaccuracies, errors or omissions, regardless of cause, in the Markit Data provided hereunder or for any damages (whether direct or indirect) resulting therefrom except, in each case, in the event of its own fraud, gross negligence or willful misconduct. Without limiting the foregoing, Markit and Barclays shall have no liability whatsoever to any Lender or client of a Lender, whether in contract (including under an indemnity), in tort (including negligence), under a warranty, under statute or otherwise, in respect of any loss or damage suffered by such Lender or client as a result of or in connection with any opinions, recommendations, forecasts, judgments, or any other conclusions, or any course of action determined, by such Lender or any client of such Lender, based on the Markit Data. To the extent permitted by law, neither Markit nor Barclays nor their respective Affiliates shall be liable for any loss of profits or revenue or any indirect or consequential losses or damages whatsoever incurred, whether or not it has been advised in advance of the possibility of any such loss. Notwithstanding anything in this Section 10.22 to the contrary, any waiver of liability on the part of Barclays and its Affiliates in this Section 10.22 shall be limited to the extent and scope of any waiver of liability with respect to the Administrative Agent as set forth in Article IX hereunder.

(f)        Each Lender acknowledges that it or its employees may, in the course of performing such Lender’s responsibilities under this Agreement, be exposed to or acquire information which is proprietary or confidential to Markit or to third parties to whom Markit owes a duty of confidentiality. Markit’s and such third parties’ confidential information means the Markit Data and any related materials provided by Markit through Barclays to each Lender and the Administrative Agent under this Agreement. Each Lender agrees to hold Markit’s and such third parties’ confidential information in confidence to the same extent and in the same manner as such Lender is required to hold the Borrower’s information confidential pursuant to Section 10.08 and agrees that it will follow procedures which are intended to put any transferee of such confidential information on notice that such confidential information may not be used for any other purposes except as contemplated herein. It is understood and agreed that in the event of a breach of confidentiality, damages may not be an adequate remedy and that Barclays shall be entitled to injunctive relief to restrain any such breach, threatened or actual. Notwithstanding anything herein to the contrary, the Lenders and the Administrative Agent are entitled to disclose and use the Markit Data in the normal course of their business as it relates to this Agreement, including but not limited to disclosing such information to ratings agencies, regulatory agencies, league table providers, prospective assignees and participants.

(g)        The Borrower acknowledges that each of the Administrative Agent and the Lenders from time to time may conduct business with and may be a shareholder of Markit and that each of the Administrative Agent and the Lenders may have from time to time the right to appoint one or more directors to the board of directors of Markit.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first above written.

ENBRIDGE ENERGY PARTNERS, L.P., a Delaware limited partnership, as Borrower

By:	ENBRIDGE ENERGY MANAGEMENT, L.L.C., as delegate of Enbridge Energy Company, Inc., its General Partner

By:

Name:
Title:

By:

Name:
Title:

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Credit Agreement

BARCLAYS BANK PLC, as Administrative Agent and a Lender

By:

Name:
Title:

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Credit Agreement

EXPORT DEVELOPMENT CANADA, as Documentation Agent and a Lender

By:

Name:
Title:

By:

Name:
Title:

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Credit Agreement